    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          HIBBETT SPORTING GOODS, INC.
             (Exact name of registrant as specified in its charter)
                         ------------------------------

                DELAWARE                                    5941                                   63-1074067
    (State or other jurisdiction of             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     incorporation or organization)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                              451 INDUSTRIAL LANE
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 942-4292
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ------------------------------

                              SUSAN H. FITZGIBBON
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          HIBBETT SPORTING GOODS, INC.
                              451 INDUSTRIAL LANE
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 942-4292
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                STEVEN DELLA ROCCA                                 BRUCE S. MENDELSOHN
                 LATHAM & WATKINS                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
           885 THIRD AVENUE, SUITE 1000                 1333 NEW HAMPSHIRE AVENUE, N.W., SUITE 400
             NEW YORK, NEW YORK 10022                             WASHINGTON, D.C. 20036
                  (212) 906-1200                                      (202) 887-4000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                       AMOUNT BEING     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
       TITLE OF SECURITIES BEING REGISTERED           REGISTERED(1)          SHARE(2)          PRICE(1)(2)       REGISTRATION FEE
Common Stock, par value $.01 per share............   1,303,177 shares        $27.875           $36,326,059           $11,008

(1) Includes 169,980 shares of Common Stock which the Underwriters have the right to purchase to cover over-allotments.

(2) Last reported sale price on the Nasdaq National Market on September 30, 1997 pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED            , 1997
P R O S P E C T U S
                                1,133,197 SHARES

                                     [LOGO]
                          HIBBETT SPORTING GOODS, INC.
                                  COMMON STOCK
                                   ---------

    Of the 1,133,197 shares of Common Stock, par value $.01 per share (the "Common Stock"), being offered hereby (the "Offering"), 200,000 shares are being sold by Hibbett Sporting Goods, Inc. ("Hibbett" or the "Company") and 933,197 shares are being sold by the Selling Stockholders (as defined herein). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

    The Common Stock is traded on the Nasdaq National Market under the symbol "HIBB." On September 30, 1997 the last reported sale price of the Common Stock on the Nasdaq National Market was $27.875 per share. See "Price Range of Common Stock."

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                     UNDERWRITING DISCOUNTS        PROCEEDS TO            PROCEEDS TO
                                PRICE TO PUBLIC       AND COMMISSIONS (1)          COMPANY(2)        SELLING STOCKHOLDERS
Per Share..................            $                       $                        $                      $
Total(3)...................            $                       $                        $                      $

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering estimated at $500,000 payable by the Company.

(3) Certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 169,980 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Stockholders will be $        ,
    $        and $        , respectively.
                                 --------------

    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
        , 1997 at the offices of Smith Barney Inc., 333 West 34th Street, New York, NY 10001.

                                 --------------
SMITH BARNEY INC.
     NATIONSBANC MONTGOMERY SECURITIES, INC.
           THE ROBINSON-HUMPHREY COMPANY
                                                  BANCAMERICA ROBERTSON STEPHENS

          , 1997

                                ---------------

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO FISCAL YEARS OF THE COMPANY IN THIS PROSPECTUS REFER TO THE FISCAL YEARS ENDED ON THE SATURDAY NEAREST TO JANUARY 31 OF SUCH YEAR, EXCEPT THAT REFERENCES TO THE COMPANY'S FISCAL YEAR 1993 REFER TO THE FISCAL YEAR ENDED ON JANUARY 31 OF SUCH YEAR. ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF STORES CURRENTLY OPERATED BY THE COMPANY ARE MADE AS OF SEPTEMBER 15, 1997. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

    Hibbett Sporting Goods, Inc. ("Hibbett" or the "Company") is a rapidly-growing operator of full-line sporting goods stores in small to mid-sized markets primarily in the southeastern United States. Hibbett's stores offer a broad assortment of quality athletic equipment, footwear and apparel at competitive prices with superior customer service. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. The Company believes that its stores are among the primary retail distribution alternatives for brand name vendors that seek to reach Hibbett's target markets. Hibbett has received the Nike Retailer Excellence Award for the Southeast region for nine consecutive years based on its performance in the full-line sporting goods category.

    The Company operates 96 Hibbett Sports stores as well as nine smaller-format Sports Addition athletic shoe stores and four larger-format Sports & Co. superstores. Hibbett's primary retail format and growth vehicle is Hibbett Sports, a 5,000 square foot store located primarily in enclosed malls as well as dominant strip centers. Although competitors in some markets may carry product lines and national brands similar to Hibbett, the Company believes that Hibbett Sports stores are typically the primary, full-line sporting goods retailers in their markets because of, among other factors, their extensive selection of traditional team and individual sports merchandise and their superior customer service.

KEY BUSINESS STRATEGIES

    UNIQUE EMPHASIS ON SMALL MARKETS. The Company targets markets ranging in population from 30,000 to 250,000. Hibbett will continue to aggressively target markets of this size. By targeting smaller markets, the Company believes that it is able to achieve significant strategic advantages, including numerous expansion opportunities, comparatively low operating costs and a more limited competitive environment than generally faced in larger markets. In addition, the Company establishes greater customer and vendor recognition as the leading full-line sporting goods retailer in the local community.

    STRONG REGIONAL FOCUS. With over 30 years of experience as a full-line sporting goods retailer in the Southeast, the Company believes that Hibbett benefits from strong name recognition, a loyal customer base and operating and cost efficiencies. Although the core merchandise assortment tends to be similar for each Hibbett Sports store, important local and regional differences frequently exist. Management believes that its ability to merchandise to local sporting or community interests differentiates Hibbett from its national competitors. The Company's regional focus also enables it to achieve significant cost benefits including lower corporate expenses, reduced distribution costs and increased economies of scale from its marketing activities.

    LOW COST OPERATING STRATEGY. In addition to the cost benefits of the Company's small market emphasis and regional focus, Hibbett maintains tight control over its operating costs through the use of its management information systems. The Company's systems assist management in making timely and informed merchandise decisions, maintaining tight inventory control and monitoring store-level and corporate expenses.

    EMPHASIS ON TRAINING AND CUSTOMER SATISFACTION. Management seeks to exceed customer expectations in order to build loyalty and generate repeat business. The Company strives to hire enthusiastic sales personnel with an interest in sports and provides them with extensive training to create a sales staff with strong product knowledge dedicated to outstanding customer service. Hibbett's training programs focus on both selling skills and continuing product/technical training and are conducted through in-store clinics, video presentations and interactive group discussions.

    INVESTMENT IN MANAGEMENT AND INFRASTRUCTURE. The Company's experienced management team and its sophisticated information and distribution systems are expected to facilitate the Company's future growth. The Company's headquarters and distribution center has significant expansion potential to support the Company's growth for the foreseeable future. Through its comprehensive information systems, the Company monitors all aspects of store operations on a daily basis and is able to control inventory levels and operating costs.

EXPANSION STRATEGY

    The Company's expansion strategy is to continue to open new Hibbett Sports stores in its target markets. The Company plans to open approximately 32 Hibbett Sports stores in fiscal 1998 (19 have been opened to date) and at least 42 Hibbett Sports stores in fiscal 1999. The Company also opened an additional Sports Addition store in July 1997. The Company anticipates that it will selectively open Sports Addition stores and Sports & Co. superstores as opportunities arise in the future. The Company has identified over 500 potential markets for future Hibbett Sports stores within the states in which it operates and in contiguous states. Hibbett's clustered expansion program, which calls for opening new stores within a two-hour driving radius of another Company location, allows it to take advantage of efficiencies in distribution, marketing and regional management.

    The Company believes its business and expansion strategies have contributed to its increasing net sales and operating profits. Over the past five fiscal years, net sales have increased at a 24.2% compound annual growth rate to $86.4 million in fiscal 1997, and operating income has increased at a 28.0% compound annual growth rate to $7.2 million in fiscal 1997. The Company increased its store base from 39 stores at the end of fiscal 1993 to 109 stores as of September 15, 1997. The Company's net sales have increased 28.8% to $86.4 million in fiscal 1997 and 34.7% to $52.6 million in the first twenty-six weeks of fiscal 1998 versus the prior periods. The Company's net sales growth has been driven by new store openings and increases in comparable store net sales. The Company opened 22 new stores in fiscal 1997 and 17 new stores in the first twenty-six weeks of fiscal 1998. The Company achieved comparable store net sales increases of 10.2% in fiscal 1997 and 8.8% during the first twenty-six weeks of fiscal 1998.

    The Company's principal executive offices are located at 451 Industrial Lane, Birmingham, Alabama 35211, and its telephone number is 205-942-4292.

                                  THE OFFERING

Common Stock Offered
  Company..............................  200,000 shares
  Selling Stockholders.................  933,197 shares (1)
                                         --------
    Total..............................  1,133,197 shares
Common Stock to be outstanding after
  the Offering.........................  6,392,330 shares of Common Stock(1)
                                         The net proceeds to the Company from the Offering
                                         will be used to fund future growth and for working
                                         capital and general corporate purposes. The Company
                                         will not receive any of the proceeds from the sale
                                         of the shares of Common Stock offered by the
                                         Selling Stockholders. See "Use of Proceeds" and
                                         "Principal and Selling Stockholders."
Use of Proceeds........................
Nasdaq National Market symbol..........  "HIBB"

------------------------

(1) Excludes 68,676 shares of Common Stock that are issuable under outstanding options that are currently exercisable or will become exercisable within 90 days after the closing of the Offering.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                                                                                          TWENTY-SIX WEEK
                                                         FISCAL YEAR ENDED                                 PERIOD ENDED
                                --------------------------------------------------------------------   ---------------------
                                JANUARY 31,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,    FEBRUARY 1,   AUGUST 3,   AUGUST 2,
                                   1993         1994(1)        1995           1996          1997         1996        1997
                                -----------   -----------   -----------   ------------   -----------   ---------   ---------

                                              (52 WEEKS)    (52 WEEKS)     (53 WEEKS)    (52 WEEKS)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.....................    $36,366       $40,119       $52,266       $67,077        $86,401      $39,019     $52,558
Gross profit..................     11,368        12,388        16,041        20,435         26,384       11,747      15,877
Operating income..............      2,693         2,877         4,522         5,642          7,224(2)     3,154(2)    3,892
Interest expense (income),
  net.........................        325           488           654         1,685(3)       2,642(3)     1,814(3)      (11)(3)
Income before provision for
  income taxes................      2,368         2,389         3,868         3,957          4,582        1,340       3,903
Extraordinary item, net.......         --            --            --            --         (1,093)(4)       --          --
Net income....................      1,462(5)      1,469         2,389         2,443          1,737          826       2,410
Net income per share..........    $   .22(5)    $   .23       $   .37       $   .42        $   .37      $   .21     $   .38
Weighted average shares
  outstanding.................      6,505         6,505         6,505         5,838(3)       4,666(3)     3,938(3)    6,264(3)

SELECTED OPERATING DATA:
Number of stores open at end
  of period:
  Hibbett Sports..............         33            41            52            56             77           62          93
  Sports & Co.................          0             0             0             3              4            3           4
  Sports Addition.............          6             8             8             8              8            8           9
                                -----------   -----------   -----------   ------------   -----------   ---------   ---------
    Total.....................         39            49            60            67             89           73         106
                                -----------   -----------   -----------   ------------   -----------   ---------   ---------
                                -----------   -----------   -----------   ------------   -----------   ---------   ---------
Net sales growth..............       13.5%         10.3%         30.3%         28.3%          28.8%        32.9%       34.7%
Comparable store net sales
  increase (decrease)(6)......       10.6%         (0.3)%        15.6%          6.2%          10.2%        13.9%        8.8%

                                                                                                           AT AUGUST 2, 1997
                                                                                                       --------------------------
                                                                                                        ACTUAL    AS ADJUSTED (7)
                                                                                                       ---------  ---------------

                                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................................................................................  $  19,641     $  23,733
Total assets.........................................................................................     49,994        54,086
Total debt...........................................................................................        704             0
Stockholders' investment.............................................................................     29,789        34,585

------------------------

(1) During fiscal year 1994, the Company changed its fiscal year from a twelve-month period ending January 31 to a 52-53 week period ending on the Saturday nearest to January 31.

(2) Includes a $513,000 pre-tax gain on the sale of the Company's former headquarters and distribution facility and a one-time pre-tax compensation expense of $462,000 related to stock options issued on August 1, 1996. See "Certain Transactions--Advisory Agreements."

(3) In November 1995, the Company completed a series of equity and debt transactions which resulted in the Recapitalization (as defined herein) of the Company and a change in controlling ownership of the common stock outstanding. The Recapitalization included the repurchase and retirement of 5,609,836 shares of common stock for cash and debt and the issuance of 2,886,721 new shares of common stock and debt in exchange for cash. The Recapitalization resulted in a substantial increase in total debt outstanding and a deficit in stockholders' investment. In October 1996, the Company completed its initial public offering of 2,300,000 shares of common stock at the initial public offering price of $16 per share. The net proceeds to the Company of $32,868,000 were used to repay long-term debt and accrued interest thereon, incurred as a result of the Recapitalization.

(4) In connection with the initial public offering, a substantial portion of the Company's long-term debt was repaid, resulting in a loss of $1,093,000 (net of applicable tax benefit of $677,000). The loss was classified as an extraordinary item.

(5) Prior to July 1, 1992, the Company was a Subchapter S corporation. Under these provisions the taxable income of the Company was included in the individual income tax returns of the stockholders. Effective July 1, 1992, the Company and its stockholders terminated the S corporation election and the Company became a taxable corporation. Thus, the provisions for income taxes for the fiscal year ended January 31, 1993 gives effect to the application of pro forma income taxes that would have been reported had the Company been a taxable corporation for federal and state income tax purposes for such fiscal year.

(6) Comparable store net sales data for a period reflect stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales do not include sales by Sports & Co. superstores or Team Sales (as defined herein).

(7) As adjusted to give effect to the sale by the Company of 200,000 shares of Common Stock offered hereby at an assumed public offering price of $27.875 per share (the last reported sale price on September 30, 1997), less the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY, A PROSPECTIVE INVESTOR SHOULD CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" FOR A DESCRIPTION OF OTHER FACTORS AFFECTING THE BUSINESS OF THE COMPANY GENERALLY. CERTAIN INFORMATION SET FORTH IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, AS SUCH TERM IS DEFINED IN SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). CERTAIN FACTORS DISCUSSED HEREIN COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS.

EXPANSION PLANS

    Since January 29, 1994, Hibbett has substantially increased its store base, growing from 49 stores to 109 stores as of September 15, 1997. The Company plans to open approximately 32 Hibbett Sports stores in fiscal 1998 (19 have been opened to date) and at least 42 Hibbett Sports stores in fiscal 1999. The Company also opened an additional Sports Addition store in July 1997. The Company's continued growth will depend, in large part, upon the Company's ability to open new stores in a timely manner and to operate them profitably. However, successful expansion is subject to various contingencies, many of which are beyond the Company's control. These contingencies include, among others, (i) the Company's ability to identify and secure suitable store sites on a timely basis and on satisfactory terms and to complete any necessary construction or refurbishment of these sites, (ii) the Company's ability to hire, train and retain qualified managers and other personnel and (iii) the successful integration of new stores into existing operations. In addition, the Company's relatively short experience with opening and operating superstores and the increased competition typically faced by superstores may result in the Company's obtaining a lower rate of return on its Sports & Co. superstores as compared to Hibbett Sports stores. In addition, new Sports & Co. superstores may take a longer time to achieve profitability than Hibbett Sports stores. No assurance can be given that the Company will be able to complete its expansion plans successfully; that the Company will be able to achieve results similar to those achieved with prior locations; or that the Company will be able to continue to manage its growth effectively. The Company's failure to achieve its expansion plans could materially adversely affect its business, financial condition and results of operations. In addition, operating margins may be impacted in periods in which incremental expenses are incurred as a result of new store openings. See "--Retail Industry; Seasonality and Quarterly Fluctuations," "--Quarterly Fluctuations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

MERCHANDISE TRENDS

    The Company's success depends in part on its ability to anticipate and respond to changing merchandise trends and consumer demand in a timely manner. Accordingly, any failure by the Company to identify and respond to emerging trends could adversely affect consumer acceptance of the merchandise in the Company's stores, which in turn could materially adversely affect the Company's business, financial condition and results of operations. In addition, if the Company miscalculates either the market for the merchandise in its stores or its customers' purchasing habits, it may be faced with a significant amount of unsold inventory, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a major shift in consumer demand away from athletic footwear and apparel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Merchandising."

VENDOR RELATIONSHIPS

    The Company's business is dependent to a significant degree upon close relationships with vendors and the Company's ability to purchase brand name merchandise at competitive prices. During fiscal 1997, the Company's largest vendor, Nike, represented approximately 40% of its purchases. The loss of key vendor support could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that it has long-standing and strong relationships with its vendors and that it has adequate sources of brand name merchandise on competitive terms; however, there can be no assurance that the Company will be able to acquire such merchandise at competitive prices or on competitive terms in the future. In this regard, certain merchandise that is high profile and in high demand may be allocated by vendors based upon the vendors' internal criteria which are beyond the Company's control. See "Business--Vendor Relationships."

COMPETITION

    The business in which the Company is engaged is highly competitive and many of the items sold by the Company are sold by local sporting goods stores, department and discount stores, national and regional full-line sporting goods stores, footwear and other specialty sports supply stores and traditional shoe stores. The marketplace for sporting goods remains highly fragmented as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. In recent years, the growth of large format retailers has resulted in significant consolidation in large metropolitan markets. However, the Company believes that the competitive environment for sporting goods remains different in small to mid-sized markets where retail demand may not support larger format stores. In smaller markets such as those targeted by the Company's Hibbett Sports format, national chains compete by focusing on a specialty category like athletic footwear in the case of Foot Locker and Foot Action. Accordingly, many of the stores with which the Company competes are units of national chains that have substantially greater financial and other resources than the Company. Hibbett Sports format stores compete with national chains that focus on athletic footwear, local sporting goods stores, department and discount stores and traditional shoe stores. Although its Hibbett Sports format may face competition from a variety of competitors, the Company believes that its Hibbett Sports format is able to compete effectively by distinguishing itself as a full-line sporting goods store emphasizing a selection of individual and team sports merchandise complemented by a localized mix of apparel and accessories. The larger markets targeted by Sports & Co. superstores are also highly competitive. The Company's Sports & Co. superstores compete with sporting goods superstores, athletic footwear superstores, small-format sporting goods stores and mass merchandisers. Competitors of Sports & Co. superstores may carry similiar product lines and national brands and a broader assortment. The Company believes the principal competitive factors in its markets are service, breadth of merchandise offered, availability of local merchandise and price. The Company believes it competes favorably with respect to these factors in small to mid-sized markets in the Southeast. However, there can be no assurance that the Company will continue to be able to compete successfully against existing or future competition. Expansion by the Company into the markets served by its competitors, entry of new competitors or expansion of existing competitors into the Company's markets, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

RETAIL INDUSTRY; SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company's sales are subject to general economic conditions and could be adversely affected by a weak retail environment. No assurances can be given that purchases of sporting goods will not decline during recessionary periods or that a prolonged recession will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has historically experienced and expects to continue to experience seasonal fluctuations in its net sales, operating income and net income. The Company's net sales, operating income and net income are typically higher in the fourth quarter due to sales increases during the Christmas season. An economic downturn during this period could adversely affect the Company to a greater extent than if such downturn occurred at other times of the year.

    The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including, among other factors, the timing of new store openings, the amount and timing of net sales contributed by new stores, the level of pre-opening expenses associated with new stores, the relative proportion of new stores to mature stores, merchandise mix, the relative proportion of stores represented by each of the Company's three store concepts and demand for apparel and accessories driven by local interest in sporting events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Fluctuations."

REGIONAL MARKET CONCENTRATION

    Most of the Company's stores are located in the southeastern United States. In addition, the Company's current expansion plans anticipate that all new stores will be located in the states where the Company currently has operations or in contiguous new states. Consequently, the Company's results of operations are more subject to regional economic conditions, regional weather conditions, regional demographic and population changes and other regional factors than the operations of more geographically diversified competitors. See "Business--Store Locations."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent upon the leadership and performance of Michael J. Newsome, President and Chief Operating Officer, Susan H. Fitzgibbon, Vice President and Chief Financial Officer, Joy A. McCord, Vice President of Merchandising and Cathy E. Pryor, Vice President of Store Operations. The Company does not maintain key man insurance on any of its personnel. The loss of the services of any of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to its management team in the future. The Company does not have employment or non-competition agreements with its executive officers other than Mr. Newsome. See "Management."

POTENTIAL ACCELERATION OF THE COMPANY'S REVOLVING CREDIT FACILITY

    Upon completion of the Offering, The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "Funds") will own approximately 38.9% of the outstanding Common Stock, and the Anderson Stockholders (as defined herein) will own approximately 4.7% of the outstanding Common Stock. See "Principal and Selling Stockholders." A material reduction in the collective ownership interest of the Funds and the Anderson Stockholders may in certain circumstances lead to the acceleration of the Company's Revolving Credit Facility, requiring refinancing or waiver. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF
  INCORPORATION AND BYLAWS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions, among other things, (i) classify the Company's Board of Directors into three classes, each of which will serve for different three year periods,
(ii) provide that a director may be removed by stockholders only for cause by a vote of the holders of more than two-thirds of the shares entitled to vote,
(iii) provide that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than quorum, (iv) provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, a majority of the Board of Directors or upon the demand of the holders of a majority of the shares entitled to vote at any such special meeting, and (v) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to amend the foregoing and certain other provisions of the Certificate of Incorporation and Bylaws. See "Description of Capital Stock--Charter and Bylaw Provisions." In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock. See "Description of Capital Stock--Preferred Stock." The Company is also subject to the Delaware business combination statute, which may render more difficult a change in control of the Company. See "Description of Capital Stock--Delaware Law."

POTENTIAL ADVERSE MARKET PRICE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering, the Company will have 6,392,330 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 1,133,197 shares sold in the Offering (assuming no exercise of the Underwriters' overallotment option) will be freely transferable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). The Company and all of its officers and directors and the Selling Stockholders have agreed that, for a period of 90 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, grant any option to purchase or otherwise dispose of Common Stock or any securities convertible into or exchangeable for Common Stock. After the termination of such 90-day period, 2,890,671 shares of Common Stock may be sold only if registered under the Act or pursuant to certain volume and other limitations under Rule 144 applicable to affiliates or pursuant to another exemption from registration under the Act. In addition, holders of 2,880,656 shares are entitled to piggyback registration rights, of which 2,785,642 shares are also entitled to demand registration rights. See "Shares Eligible for Future Sale" and "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

    The Common Stock is quoted on the Nasdaq National Market. The market price of the Common Stock could be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. In addition, the absence or discontinuance of the listing of the Common Stock on the Nasdaq National Market could adversely affect the liquidity and price of the Common Stock. See "Price Range of Common Stock."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) are expected to be approximately $4.8 million. The Company intends to use such net proceeds to fund future growth and for working capital and general corporate purposes. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. See "Principal and Selling Stockholders."

                                 CAPITALIZATION

    The following table sets forth the Company's capitalization as of August 2, 1997 and as adjusted to give effect to the sale by the Company of 200,000 shares of Common Stock offered hereby and application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                                                              AUGUST 2, 1997
                                                                                              (IN THOUSANDS)
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                        ----------  --------------

LONG-TERM DEBT:
Revolving Credit Facility.............................................................  $      704    $        0
                                                                                        ----------  --------------
STOCKHOLDERS' INVESTMENT:
Preferred Stock, par value $.01 per share, 1,000,000 shares authorized, no shares
  outstanding.........................................................................           0             0
Common Stock, par value $.01 per share, 12,000,000 shares authorized, 6,192,330 shares
  issued and outstanding, 6,392,330 as adjusted.......................................          62            64
Paid-in capital.......................................................................      48,840        53,634
Retained earnings (deficit)...........................................................     (19,113)      (19,113)
                                                                                        ----------  --------------
  Total stockholders' investment......................................................      29,789        34,585
                                                                                        ----------  --------------
  TOTAL CAPITALIZATION................................................................  $   30,493    $   34,585
                                                                                        ----------  --------------
                                                                                        ----------  --------------

------------------------

(1) This presentation excludes currently outstanding stock options and the shares reserved for issuance under the Company's stock option plans. See "Management--Stock Option Plans," "Certain Transactions--Advisory Agreements" and Note 8 of Notes to Consolidated Financial Statements.

                                DIVIDEND POLICY

    Since its initial public offering, the Company has not declared or paid any dividends on its Common Stock. The Company currently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future decision to declare or pay dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operation, capital requirements and such other factors as the Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is presently traded on the Nasdaq National Market under the symbol "HIBB" and has been since the initial public offering on October 11, 1996. The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock, as quoted on the Nasdaq National Market.

                                                                            HIGH        LOW
                                                                          ---------  ---------
FISCAL YEAR ENDED FEBRUARY 1, 1997:

Third Quarter (from October 11, 1996)...................................  $21 1/2    $19 1/2
Fourth Quarter..........................................................   19 1/2     12 1/8

FISCAL YEAR ENDED JANUARY 31, 1998:

First Quarter...........................................................   17 3/4       15
Second Quarter..........................................................   23 1/2       15
Third Quarter (through September 30, 1997)..............................     30         22

    As of September 15, 1997, there were 49 holders of record of the Company's Common Stock. On September 30, 1997, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $27.875 per share.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The statement of operations data and balance sheet data for each of the five fiscal years ended January 31, 1993, January 29, 1994, January 28, 1995, February 3, 1996, and February 1, 1997 set forth below have been derived from audited financial statements of the Company, except for the provision for income taxes, net income and net income per share in fiscal 1993, which is a pro forma amount as explained in footnote 4. The data for the twenty-six week periods ended August 3, 1996 and August 2, 1997 have been derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the twenty-six week period ended August 2, 1997 are not necessarily indicative of the results that may be expected for any future period. The following data should be read in conjunction with the consolidated financial statements of the Company and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                                        TWENTY-SIX WEEK
                                                          FISCAL YEAR ENDED                               PERIOD ENDED
                                   ---------------------------------------------------------------  ------------------------
                                   JANUARY 31,  JANUARY 29,  JANUARY 28,  FEBRUARY 3,  FEBRUARY 1,   AUGUST 3,    AUGUST 2,
                                      1993        1994(1)       1995         1996         1997         1996         1997
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                                (52 WEEKS)   (52 WEEKS)   (53 WEEKS)   (52 WEEKS)         (UNAUDITED)

                                                 (IN THOUSANDS, EXCEPT SELECTED OPERATING AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................   $  36,366    $  40,119    $  52,266    $  67,077    $  86,401    $  39,019    $  52,558
Cost of goods sold, including
  warehouse, distribution, and
  store occupancy costs..........      24,998       27,731       36,225       46,642       60,017       27,272       36,681
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.....................      11,368       12,388       16,041       20,435       26,384       11,747       15,877
Store operating, selling, and
  administrative expenses(2).....       7,861        8,579       10,453       13,471       17,339(3)      7,767(2)     10,912
Depreciation and amortization....         814          932        1,066        1,322        1,821          826        1,073
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income.................       2,693        2,877        4,522        5,642        7,224        3,154        3,892
Interest expense (income), net...         325          488          654        1,685(4)      2,642(4)      1,814(4)        (11)(4)
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before provision for
  income taxes...................       2,368        2,389        3,868        3,957        4,582        1,340        3,903
Provision for income taxes.......         906(5)        920       1,479        1,514        1,752          514        1,493
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before extraordinary
  item...........................       1,462(5)      1,469       2,389        2,443        2,830          826        2,410
Extraordinary item, net..........          --           --           --           --       (1,093)(6)         --         --
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income.......................   $   1,462(5)  $   1,469   $   2,389    $   2,443    $   1,737    $     826    $   2,410
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income per share.............   $     .22(5)  $     .23   $     .37    $     .42    $     .37    $     .21    $     .38
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average shares
  outstanding....................       6,505        6,505        6,505        5,838(4)      4,666(4)      3,938(4)      6,264(4)
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
SELECTED OPERATING DATA:
Number of stores open at end of
  period:
Hibbett Sports...................          33           41           52           56           77           62           93
Sports & Co......................           0            0            0            3            4            3            4
Sports Addition..................           6            8            8            8            8            8            9
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Total..........................          39           49           60           67           89           73          106
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net sales growth.................        13.5%        10.3%        30.3%        28.3%        28.8%        32.9%        34.7%
Comparable store net sales
  increase (decrease)(7).........        10.6%        (0.3)%       15.6%         6.2%        10.2%        13.9%         8.8%

                                                                                   AS OF
                                               -----------------------------------------------------------------------------
                                               JANUARY 31,  JANUARY 29,  JANUARY 28,  FEBRUARY 3,  FEBRUARY 1,
                                                  1993        1994(1)       1995         1996         1997
                                               -----------  -----------  -----------  -----------  -----------
                                                                                                                 AUGUST 2,
                                                                                                                    1997
                                                                                                                ------------
                                                                              (IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital..............................   $   2,097    $   4,030    $   7,459    $  10,907    $  16,280    $   19,641
Total assets.................................      14,569       17,507       22,787       36,702       40,358        49,994
Total debt...................................       4,810        6,179        5,328       31,912(4)     --    (4)         704
Stockholders' investment (deficit)...........       4,402        5,871        8,259       (8,093)(4)     26,512(4)      29,789

------------------------

(1) During fiscal year 1994, the Company changed its fiscal year from a twelve-month period ending January 31 to a 52-53 week period ending on the Saturday nearest to January 31.

(2) Includes management fees. See "Certain Transactions--Advisory Agreements" and Note 6 of Notes to Consolidated Financial Statements.

(3) Includes a $513,000 pre-tax gain on the sale of the Company's former headquarters and distribution facility and a one-time pre-tax compensation expense of $462,000 related to stock options issued on August 1, 1996. See "Certain Transactions--Advisory Agreements."

(4) In November 1995, the Company completed the Recapitalization. The Recapitalization included the repurchase and retirement of 5,609,836 shares of Common Stock for cash and debt and the issuance of 2,886,721 new shares of Common Stock and debt in exchange for cash. The Recapitalization resulted in a substantial increase in total debt outstanding and a deficit in stockholders' investment. In October 1996, the Company completed its initial public offering of 2,300,000 shares of Common Stock at the initial public offering price of $16 per share. The net proceeds to the Company of $32,868,000 were used to repay long-term debt and accrued interest thereon, incurred as a result of the Recapitalization.

(5) Prior to July 1, 1992, the Company was a Subchapter S corporation. Under these provisions, the taxable income of the Company was included in the individual income tax returns of the stockholders. Effective July 1, 1992, the Company and its stockholders terminated the S corporation election and the Company became a taxable corporation. Thus, the provisions for income taxes for the fiscal year ended January 31, 1993 gives effect to the application of pro forma income taxes that would have been reported had the Company been a taxable corporation for federal and state income tax purposes for such fiscal year.

(6) In connection with the initial public offering, a substantial portion of the Company's long-term debt was repaid, resulting in a loss of $1,093,000 (net of applicable tax benefit of $677,000). The loss was classified as an extraordinary item.

(7) Comparable store net sales data for a period reflect stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales do not include sales by Sports & Co. superstores or Team Sales.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Hibbett is a rapidly-growing operator of full-line sporting goods stores in small to mid-sized markets primarily in the southeastern United States. The Company operates 109 stores in fourteen states. Hibbett began operations in 1945 in Florence, Alabama as Dixie Supply Company, a retailer of athletic, marine and aviation equipment. In 1952, the Company changed its operating strategy to focus on team sports oriented merchandise and its name to Hibbett & Sons. In the mid 1960s, the Company refocused its operating strategy on retailing and changed its name to Hibbett Sporting Goods, Inc. In 1980, the Anderson family of Florence, Alabama purchased Hibbett and continued to expand the Company's store base at a moderate pace, while investing in professional management and systems. Beginning in fiscal 1994, Hibbett accelerated its store opening rate to approximately 10 stores per year.

    On November 1, 1995, The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "Funds") acquired the majority of the outstanding shares of Common Stock as part of a recapitalization of the Company (the "Recapitalization"). In connection with the Recapitalization, the Company (i) sold to the Funds approximately 75% of the Company's Common Stock, (ii) repurchased a portion of the Common Stock held by the Anderson Stockholders (leaving them with approximately 22% of the Company's outstanding Common Stock),
(iii) issued $16,000,000 in aggregate principal amount of its subordinated notes ("Subordinated Notes") and (iv) issued $4,125,000 in aggregate principal amount of its senior subordinated notes ("Senior Subordinated Notes"). In connection with the Recapitalization, the Company also refinanced its bank facilities with a $26,000,000 credit facility provided by Heller Financial, Inc. ("Heller"), consisting of a $25,000,000 revolving loan agreement (the "Revolving Loan Agreement") and a $1,000,000 term loan (the "Term Loan"). The Senior Subordinated Notes which financed the construction of the Company's headquarters and distribution center were subsequently redeemed in February 1996 from proceeds of the sale and leaseback of this facility.

    In October 1996 the Company completed its initial public offering of 2,300,000 shares of common stock at the initial public offering price of $16 per share. The net proceeds to the Company of $32,868,000 were used to repay the Subordinated Notes and accrued interest thereon and the Term Loan and accrued interest thereon incurred as a result of the Recapitalization, and to reduce borrowings under the Revolving Loan Agreement.

    The Company's expansion strategy is to continue to open new Hibbett Sports stores in its target markets. The Company plans to open approximately 32 Hibbett Sports stores in fiscal 1998 (19 have been opened to date) and at least 42 Hibbett Sports stores in fiscal 1999. The Company also opened an additional Sports Addition store in July 1997.

    In fiscal 1996 and fiscal 1997, the Company increased its staffing levels in finance, merchandising, real estate, distribution and field management to support its expansion plans. In addition, in January 1996, the Company moved into its new headquarters and distribution center which has significant expansion potential to support the Company's growth for the foreseeable future. While operating margins were impacted in periods in which these incremental expenses were incurred to support acceleration of the Company's expansion plans and may be impacted in future periods in which incremental expenses are incurred as a result of new store openings, over the long term, the Company expects to benefit from leveraging its expenses over a larger store base as it continues to implement its expansion plans.

    The Company operates on a 52 or 53 week fiscal year ending on the Saturday nearest to January 31 of such year. The consolidated statements of operations for the fiscal years ended February 1, 1997 and January 28, 1995 include 52 weeks of operations. The fiscal year ended February 3, 1996 includes 53 weeks of operations.

RESULTS OF OPERATIONS

    The following table sets forth selected statement of operations items expressed as a percentage of net sales for the periods indicated:

                                                                                                 TWENTY-SIX WEEK
                                                             FISCAL YEAR ENDED                     PERIOD ENDED
                                                -------------------------------------------  ------------------------
                                                 JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,    AUGUST 3,    AUGUST 2,
                                                    1995           1996           1997          1996         1997
                                                -------------  -------------  -------------  -----------  -----------
Net sales.....................................        100.0%         100.0%         100.0%        100.0%       100.0%
Cost of goods sold, including warehouse,
  distribution and store occupancy costs......         69.3           69.5           69.5          69.9         69.8
                                                      -----          -----          -----         -----        -----
Gross profit..................................         30.7           30.5           30.5          30.1         30.2
Store operating, selling, and administrative
  expenses(1).................................         20.0           20.1           20.1          19.9         20.8
Depreciation and amortization.................          2.0            2.0            2.1           2.1          2.0
                                                      -----          -----          -----         -----        -----
Operating income..............................          8.7            8.4            8.3           8.1          7.4
Interest expense (income), net................          1.3            2.5            3.0           4.7       --
                                                      -----          -----          -----         -----        -----
Income before provision for income taxes......          7.4            5.9            5.3           3.4          7.4
Provision for income taxes....................          2.8            2.3            2.0           1.3          2.8
                                                      -----          -----          -----         -----        -----
Income before extraordinary item..............          4.6            3.6            3.3           2.1          4.6
Extraordinary item, net.......................       --             --               (1.3)       --           --
                                                      -----          -----          -----         -----        -----
Net income....................................          4.6%           3.6%           2.0%          2.1%         4.6%
                                                      -----          -----          -----         -----        -----
                                                      -----          -----          -----         -----        -----

------------------------

(1) Includes management fees. See "Certain Transactions--Advisory Agreements" and Note 6 of Notes to Consolidated Financial Statements.

TWENTY-SIX WEEKS ENDED AUGUST 2, 1997 COMPARED TO TWENTY-SIX WEEKS ENDED AUGUST
  3, 1996

    NET SALES. Net sales increased $13.5 million, or 34.7%, to $52.6 million for the twenty-six weeks ended August 2, 1997, from $39.0 million for the comparable period in the prior year. This increase is attributable to the opening of thirty-one Hibbett Sports stores, one Sports & Co. superstore and one Sports Addition store in the last fifty-two weeks ended August 2, 1997, and an 8.8% increase in comparable store net sales. The increase in comparable store net sales was due primarily to increased footwear sales and improved inventory processing at the distribution center. During the twenty-six weeks ended August 2, 1997, the Company opened sixteen Hibbett Sports stores and one Sports Addition store. New stores and stores not in the comparable store net sales calculation accounted for $10.7 million of the increase in net sales and increases in comparable store net sales contributed $2.8 million. Comparable store net sales data for a period reflect stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales do not include sales by the Company's four larger Sports & Co. superstores or Hibbett Team Sales (as defined herein).

    GROSS PROFIT. Cost of goods sold includes the cost of inventory, occupancy costs for stores and occupancy and operating costs for the distribution center. Gross profit was $15.9 million, or 30.2% of net sales, in the twenty-six weeks ended August 2, 1997, as compared to $11.7 million, or 30.1% of net sales, in the same period of the prior fiscal year. A slight decline in product margin was offset by improved leveraging of warehouse and distribution costs in the current year period.

    STORE OPERATING, SELLING AND ADMINISTRATIVE EXPENSES. Store operating, selling and administrative expenses were $10.9 million or 20.8% of net sales, for the twenty-six weeks ended August 2, 1997, as compared to $7.8 million, or 19.9% of net sales, for the comparable period a year ago. Store operating, selling and administrative expenses for the twenty-six weeks ended August 3, 1996 include a net gain on the disposal of assets which primarily relates to the $513,000 pre-tax gain on the sale of the former headquarters and distribution facility. The net gain was substantially offset by a one-time pre-tax compensation expense of approximately $462,000 related to the issuance of stock options on August 1, 1996. See "Certain Transactions--Advisory Agreements." Excluding these items, store operating, selling and administrative expenses were $7.8 million, or 20.0% of net sales, for the twenty-six weeks ended August 3, 1996. The increase as a percentage of net sales is primarily attributable to the costs associated with the opening of seventeen new stores in the current year period as compared to six stores in the prior year period.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization as a percentage of net sales declined slightly to 2.0% in the twenty-six weeks ended August 2, 1997 from 2.1% in the prior year due to the increase in net sales.

    INTEREST EXPENSE (INCOME), NET. The $1.8 million decrease in interest expense for the twenty-six weeks ended August 2, 1997 compared to the prior year period is primarily the result of the repayment of long-term debt incurred as a result of the Recapitalization (see Note 2 to the Consolidated Financial Statements) from the proceeds of the initial public offering in October 1996.

FISCAL 1997 COMPARED TO FISCAL 1996

    NET SALES. Net sales increased $19.3 million, or 28.8%, to $86.4 million for the fifty-two weeks ended February 1, 1997, from $67.1 million for the fifty-three weeks ended February 3, 1996. New stores and stores not in the comparable store net sales calculation accounted for $14.3 million of the increase in net sales and increases in comparable store net sales contributed $5.0 million. Excluding the effect of the additional week of sales in the prior year period, net sales increased 30.4%. The increase in sales in fiscal 1997 is attributable to the opening of twenty-one Hibbett Sports stores and one Sports & Co. superstore and a 10.2% increase in comparable store net sales for the 52 week comparable period. The increase in comparable store net sales was due primarily to increased footwear sales and improved inventory processing at the new distribution center.

    GROSS PROFIT. Gross profit was $26.4 million, or 30.5% of net sales, in the fifty-two weeks ended February 1, 1997, as compared to $20.4 million, or 30.5% of net sales, in the prior fiscal year. Improved leveraging of store occupancy costs over higher sales was offset by higher markdowns in the current year.

    STORE OPERATING, SELLING AND ADMINISTRATIVE EXPENSES. Store operating, selling and administrative expenses for the fifty-two weeks ended February 1, 1997 include a net gain of $533,000 on the disposal of assets which primarily relates to the $513,000 gain on the sale of the former headquarters and distribution facility. The net gain was substantially offset by a one-time compensation expense of approximately $462,000 related to the issuance of stock options on August 1, 1996. Excluding these items, store operating, selling and administrative expenses were $17.4 million, or 20.1% of net sales, for the fifty-two weeks ended February 1, 1997, as compared to $13.5 million, or 20.1% of net sales, for the fifty-three weeks in the year ago period.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization as a percentage of net sales increased slightly to 2.1% in the fifty-two weeks ended February 1, 1997 from 2.0% in the prior year.

    INTEREST EXPENSE. The $957,000 increase in interest expense for the fifty-two weeks ended February 1, 1997 compared to the prior year is due primarily to the interest expense associated with the subordinated notes which were issued in connection with the Recapitalization in November 1995 (see Note 2 to the Consolidated Financial Statements) and, to a lesser extent, to an increase in borrowings under the revolving loan agreement to fund new store openings. In connection with the initial public offering, the Company repaid a substantial portion of its long-term debt.

    EXTRAORDINARY ITEM, NET. The $1.1 million extraordinary item is the result of the early extinguishment of debt with the proceeds of the initial public offering. This item is shown net of the applicable income tax benefit of $677,000.

FISCAL 1996 COMPARED TO FISCAL 1995

    NET SALES. Net sales increased $14.8 million, or 28.3%, to $67.1 million in fiscal 1996 from $52.3 million in fiscal 1995. This increase is attributable to the opening of four Hibbett Sports stores, three Sports & Co. superstores and one Sports Addition store, an increase in comparable store net sales of 6.2% and an additional week of sales as fiscal 1996 included 53 weeks of operations, offset in part by the closing of one Sports Addition store. The increase in comparable store net sales was due primarily to increased sales of footwear and apparel. New stores and stores not in the comparable store net sales calculation accounted for $11.8 million of the increase in net sales and increases in comparable store net sales contributed $3.0 million.

    GROSS PROFIT. Gross profit was $20.4 million, or 30.5% of net sales, in fiscal 1996 as compared to $16.0 million, or 30.7% of net sales, in fiscal 1995. The decline in gross profit as a percentage of net sales primarily resulted from higher distribution costs. In anticipation of its accelerated expansion plan, the Company increased staff positions at its distribution center, adding two senior distribution center managers. Additionally, distribution costs were higher as a result of the higher occupancy costs associated with the Company's new headquarters and distribution center.

    STORE OPERATING, SELLING AND ADMINISTRATIVE EXPENSES. Store operating, selling and administrative expenses were $13.5 million, or 20.1% of net sales, in fiscal 1996 as compared to $10.5 million, or 20.0% of net sales, in fiscal 1995. This increase as a percentage of net sales is primarily attributable to the costs associated with increasing the Company's corporate staff to support future growth, including the addition of one real estate professional, one loss prevention professional, one merchandise buyer and one visual merchandise manager.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization as a percentage of net sales remained constant at 2.0% in fiscal 1996 and fiscal 1995.

    INTEREST EXPENSE. The $1.0 million increase in interest expense for fiscal 1996 is primarily due to the interest expense associated with the Subordinated Notes which were issued in connection with the Recapitalization and the increase in borrowings under the Revolving Loan Agreement and the previous loan agreement to fund new store openings.

QUARTERLY FLUCTUATIONS

    The Company has historically experienced and expects to continue to experience seasonal fluctuations in its net sales and operating income. The Company's net sales and operating income are typically higher in the fourth quarter due to sales increases during the Christmas season. However, the seasonal fluctuations are mitigated by the strong product demand in the spring, summer and back-to-school sales periods. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the timing of new store openings, the amount and timing of net sales contributed by new stores, the level of pre-opening expenses associated with new stores, the relative proportion of new stores to mature stores, merchandise mix, the relative proportion of stores represented by each of the Company's three store concepts and demand for apparel and accessories driven by local interest in sporting events.

    The following tables set forth certain unaudited financial data for the quarters indicated:

                                                                        FISCAL 1996 QUARTER ENDED
                                                          -----------------------------------------------------

                                                                          JUL 29,
                                                          APR 29, 1995     1995      OCT 28, 1995
                                                          ------------  -----------  ------------
                                                                                                   FEB 3, 1996
                                                                                                   ------------
                                                                                                    (14 WEEKS)

                                                                         (DOLLARS IN THOUSANDS)
Net sales...............................................   $   15,001    $  14,354    $   15,737    $   21,985
Operating income........................................        1,476        1,055         1,322         1,789(1)

                                                                         FISCAL 1997 QUARTER ENDED
                                                           -----------------------------------------------------
                                                           MAY 4, 1996   AUG 3, 1996   NOV 2, 1996   FEB 1, 1997
                                                           ------------  ------------  ------------  -----------

                                                                          (DOLLARS IN THOUSANDS)
Net sales................................................   $   20,251    $   18,768    $   20,618    $  26,764
Operating income.........................................        2,429(2)         725(3)       1,543      2,527

                                                          FISCAL 1998 QUARTER ENDED
                                                          -------------------------
                                                          MAY 3, 1997   AUG 2, 1997
                                                          ------------  -----------

                                                           (DOLLARS IN THOUSANDS)
Net sales...............................................   $   26,165    $  26,393
Operating income........................................        2,281        1,611

------------------------

(1) Includes pre-opening expenses for two Sports & Co. superstores.

(2) Includes a $513,000 pre-tax gain on sale of the Company's former headquarters and distribution facility. Excluding this gain, operating income would have been $1,916,000.

(3) Includes a one-time pre-tax compensation expense of $462,000 related to the issuance of stock options on August 1, 1996. See "Certain
    Transactions--Advisory Agreements." Excluding this expense, operating income would have been $1,187,000.

    In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information presented elsewhere herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results from any quarter are not necessarily indicative of the results to be expected for any future period.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's capital requirements relate primarily to new store openings and working capital requirements. The Company's working capital needs are somewhat seasonal in nature and typically reach their peak near the end of the third and the beginning of the fourth quarter of its fiscal year. Historically, the Company has funded its cash requirements primarily through cash flow from operations and borrowings under its revolving loan facilities.

    Net cash provided by (used in) operating activities has historically been driven by net income levels combined with fluctuations in inventory and accounts payable balances. Income before extraordinary item has increased in each of the last three fiscal years. In addition, the Company has continued to increase inventory levels throughout these periods and in the twenty-six weeks ended August 2, 1997 as the number of stores has increased and the larger Sports & Co. superstores have opened. These inventory increases were primarily financed through increased accounts payable balances in fiscal 1995 but were primarily financed with cash from operations in fiscal 1996, fiscal 1997 and the twenty-six weeks ended August 2, 1997. These activities resulted in cash flows provided by (used in) operating activities in each of the last three fiscal years and in the twenty-six week period ending August 2, 1997, of $3.2 million, $(158,000), $1.8 million and $(630,000), respectively.

    With respect to cash flows from investing activities, during the first quarter of fiscal 1997, the Company completed the sale-leaseback of its new headquarters and distribution center and the sale of the former headquarters and warehouse facilities. The Company used the proceeds to (1) repay $4.3 million then outstanding under the Senior Subordinated Notes issued to temporarily finance the new headquarters and distribution center, and (2) to fund its working capital requirements. Capital expenditures for fiscal 1997 were $4.3 million compared with $8.2 million in fiscal 1996 and $2.2 million in fiscal 1995. The increase in these expenditures for fiscal 1996 was primarily the result of the construction of the new headquarters and distribution center for approximately $4.7 million.

    Cash flows from financing activities have historically represented the Company's financing of its long-term growth. As previously discussed, in fiscal 1996 the Company completed the Recapitalization. This resulted in the refinancing of all existing debt, the repurchase and retirement of previously existing shares of Common Stock for cash and debt and the issuance of debt and new shares of Common Stock in exchange for cash. The net impact of these financing activities provided $7.6 million in cash in fiscal 1996 and resulted in a substantial increase in total debt outstanding and a deficit in stockholders' investment. In fiscal 1997, the Company used the net proceeds of $32.9 million from the initial public offering to repay long-term debt incurred in connection with the Recapitalization.

    In October 1996, the Company entered into a new unsecured $20 million Revolving Credit Facility (the "Revolving Credit Facility") provided by AmSouth Bank of Alabama. Borrowings under the Revolving Credit Facility bear interest at an annual interest rate based upon, at the Company's option, either at a base rate, a quoted cost of funds rate, or a LIBOR rate. As of August 2, 1997, the Company had $704,000 outstanding under the Revolving Credit Facility which expires October 31, 1999. Based on its current operating and store opening plans, the Company believes that it can adequately fund its cash needs for the foreseeable future through borrowings under the Revolving Credit Facility and cash generated from operations.

    The Company estimates capital expenditures in fiscal 1998 to be approximately $3.9 million,
(i) approximately 70% of which will be used to fund the opening of approximately 32 Hibbett Sports stores and one Sports Addition store and to remodel selected existing stores and (ii) approximately 30% of which will be used to fund capital expenditures related to the headquarters and distribution center. The Company estimates capital expenditures in fiscal 1999 to be approximately $7.1 million which includes resources budgeted to (i) fund the opening of at least 42 Hibbett Sports stores, (ii) remodel selected existing stores and (iii) fund headquarters and distribution center-related capital expenditures.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128 will supersede Accounting Principles Bulletin No. 15 effective for financial statements for periods ending after December 15, 1997. The Company will adopt SFAS No. 128 effective January 31, 1998, and will restate earnings per share for all periods presented. The Company anticipates that the amounts reported for basic and diluted earnings per share will be as disclosed in the accompanying notes to the consolidated financial statements.

    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of "Comprehensive Income" which is the total of net income and all other non-owner changes in stockholders' equity and its components. The Company will adopt the standard in fiscal 1999.

    In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131, which supersedes SFAS Nos. 14, 18, 24 and 30, establishes new standards for segment reporting, using the "management approach," in which reportable segments are based on the same criteria on which management disaggregates a business for making operating decisions and assessing performance. The Company is in the process of evaluating SFAS No. 131 and its impact and will adopt the standard by fiscal 1999.

                                    BUSINESS

GENERAL

    Hibbett is a rapidly-growing operator of full-line sporting goods stores in small to mid-sized markets primarily in the southeastern United States. Hibbett's stores offer a broad assortment of quality athletic equipment, footwear and apparel at competitive prices with superior customer service. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. The Company believes that its stores are among the primary retail distribution alternatives for brand name vendors that seek to reach Hibbett's target markets. Hibbett has received the Nike Retailer Excellence Award for the Southeast region for nine consecutive years based on its performance in the full-line sporting goods category.

    The Company operates 96 Hibbett Sports stores as well as nine smaller-format Sports Addition athletic shoe stores and four larger-format Sports & Co. superstores. Hibbett's primary retail format and growth vehicle is Hibbett Sports, a 5,000 square foot store located primarily in enclosed malls as well as dominant strip centers. Although competitors in some markets may carry product lines and national brands similar to Hibbett, the Company believes that Hibbett Sports stores are typically the primary, full-line sporting goods retailers in their markets because of, among other factors, their extensive selection of traditional team and individual sports merchandise and customer service.

INDUSTRY OVERVIEW

    According to the National Sporting Goods Association ("NSGA"), United States retail sales of sporting goods (including athletic footwear, apparel and equipment) totaled approximately $40 billion in 1996. The marketplace for sporting goods remains highly fragmented, as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. In recent years, the growth of large format retailers such as Sports Authority has resulted in significant consolidation in large metropolitan markets. However, the Company believes that the competitive environment for sporting goods remains different in small to mid-sized markets where retail demand does not currently support larger-format stores. In these markets, customers generally shop for sporting goods at either (i) a discount store or department store, (ii) a sporting goods retailer that focuses on a specialty category, such as athletic footwear, or an activity, such as golf or tennis, and that is either an independent local operator or part of a national chain or
(iii) a full-line sporting goods retailer that is typically a single-store operation or part of a small chain.

    With over 30 years of operating experience in small to mid-sized markets (population range from 30,000 to 250,000), the Company believes that it is well-positioned to continue to compete effectively against such other sporting goods retailers. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. Compared to Hibbett, (i) discounters and department stores typically offer more limited sporting goods assortments, fewer high-quality name brands and more limited customer service; (ii) specialty sporting goods retailers typically focus on a specific category, such as athletic footwear, or an activity, such as golf or tennis, and therefore lack the wide range of products offered by Hibbett; and (iii) full-line sporting goods retailers are typically single store operations that lack the systems, vendor relationships and economies of scale of Hibbett.

BUSINESS STRATEGY

    UNIQUE EMPHASIS ON SMALL MARKETS. The Company targets markets ranging in population from 30,000 to 250,000. Hibbett will continue to aggressively target markets of this size. By targeting smaller markets, the Company believes that it is able to achieve significant strategic advantages, including numerous expansion opportunities, comparatively low operating costs and a more limited competitive environment than generally faced in larger markets. In addition, the Company establishes greater customer and vendor recognition as the leading full-line sporting goods retailer in the local community.

    STRONG REGIONAL FOCUS. With over 30 years of experience as a full-line sporting goods retailer in the Southeast, the Company believes that Hibbett benefits from strong name recognition, a loyal customer base and operating and cost efficiencies. Although the core merchandise assortment tends to be similar for each Hibbett Sports store, important local and regional differences frequently exist. Management believes that its ability to merchandise to local sporting or community interests differentiates Hibbett from its national competitors. The Company's regional focus also enables it to achieve significant cost benefits including lower corporate expenses, reduced distribution costs and increased economies of scale from its marketing activities.

    LOW COST OPERATING STRATEGY. In addition to the cost benefits of the Company's small market emphasis and regional focus, Hibbett maintains tight control over its operating costs through the use of its management information systems. The Company's systems assist management in making timely and informed merchandise decisions, maintaining tight inventory control and monitoring store-level and corporate expenses.

    EMPHASIS ON TRAINING AND CUSTOMER SATISFACTION. Management seeks to exceed customer expectations in order to build loyalty and generate repeat business. The Company strives to hire enthusiastic sales personnel with an interest in sports and provides them with extensive training to create a sales staff with strong product knowledge dedicated to outstanding customer service. Hibbett's training programs focus on both selling skills and continuing product/technical training and are conducted through in-store clinics, video presentations and interactive group discussions.

    INVESTMENT IN MANAGEMENT AND INFRASTRUCTURE. The Company's experienced management team and its sophisticated information and distribution systems are expected to facilitate the Company's future growth. The Company's headquarters and distribution center has significant expansion potential to support the Company's growth for the foreseeable future. Through its comprehensive information systems, the Company monitors all aspects of store operations on a daily basis and is able to control inventory levels and operating costs.

STORE LOCATIONS

    The Company operates 109 stores in fourteen states, including 96 Hibbett Sports stores, nine Sports Addition stores and four Sports & Co. superstores. Ninety of the stores are located in malls, and 19, including the four Sports & Co. superstores, are in dominant strip center locations. Over 80% of the Company's stores are in markets with a population of less than 250,000.

    A map showing the states in which the Company operated stores as of September 15, 1997 and the states containing potential expansion markets is set forth below:

                                     [MAP]

                                                        STORE LOCATIONS

ALABAMA - 27              FLORIDA - 6               KENTUCKY - 8              MISSISSIPPI - 14          OKLAHOMA - 1
Auburn                    Lake City                 Bowling Green             Columbus (2)              Muskogee
Birmingham (8)            Lake Wales                Corbin                    Corinth                   SOUTH CAROLINA - 6
Decatur                   Leesburg                  Elizabethtown             Hattiesburg               Aiken
Enterprise                Panama City               Hazard                    Jackson                   Greenwood
Florence (3)              Santa Rosa                Madisonville              Laurel                    Laurens
Gadsden                   Sebring                   Owensboro                 McComb                    Myrtle Beach (2)
Huntsville (3)            GEORGIA - 12              Paducah                   Meridian (2)              Rock Hill
Jasper                    Albany                    Somerset                  Oxford                    TENNESSEE - 15
Mobile                    Athens                    LOUISIANA - 2             Pascagoula                Chattanooga
Muscle Shoals             Brunswick                 Hammond                   Starkville                Cleveland
Oxford (2)                Dalton                    Monroe                    Tupelo                    Columbia
Selma                     Gainesville                                         Vicksburg                 Cookville
Troy                      LaGrange                                            MISSOURI - 1              Dyersburg (2)
Tuscaloosa (2)            Milledgeville                                       Sikeston                  Jackson (2)
ARKANSAS - 4              Rome                                                NORTH CAROLINA - 11       Kingsport
Conway                    Valdosta (2)                                        Albemarle                 Maryville
Hot Springs               Warner Robbins                                      Elizabeth City            McMinnville
Russellville              Waycross                                            Greenville                Morristown
Searcy                    ILLINOIS - 1                                        Hendersonville            Murfreesboro
                          Carbondale                                          Highpoint                 Nashville
                                                                              Kinston                   Tullahoma
                                                                              Lexington                 VIRGINIA - 1
                                                                              New Bern                  Martinsville
                                                                              Roanoke Rapids
                                                                              Salisbury
                                                                              Sanford

EXPANSION STRATEGY

    The Company believes its business and expansion strategies have contributed to its increasing net sales and operating profits. Over the past five fiscal years, net sales have increased at a 24.2% compound annual growth rate to $86.4 million in fiscal 1997, and operating income has increased at a 28.0% compound annual growth rate to $7.2 million in fiscal 1997. The Company increased its store base from 39 stores at the end of fiscal 1993 to 109 stores as of September 15, 1997. The Company's net sales have increased 28.8% to $86.4 million in fiscal 1997 and 34.7% to $52.6 million in the first twenty-six weeks of fiscal 1998 versus the prior periods. The Company's net sales growth has been driven by new store openings and increases in comparable store net sales. The Company opened 22 new stores in fiscal 1997 and 17 new stores in the first twenty-six weeks of fiscal 1998. The Company achieved comparable store net sales increases of 10.2% in fiscal 1997 and 8.8% during the first twenty-six weeks of fiscal 1998. See comparable store net sales information in "Summary Consolidated Financial and Operating Data."

    The Company's expansion strategy is to continue to open new Hibbett Sports stores in its target markets. The Company has identified over 500 potential markets for future Hibbett Sports stores within the states in which it operates and in contiguous states. Hibbett's clustered expansion program, which calls for opening new stores within a two-hour driving radius of another Company location, allows it to take advantage of efficiencies in distribution, marketing and regional management. In evaluating potential markets, the Company considers population, economic conditions, local competitive dynamics and availability of suitable real estate. Although approximately 85% of Hibbett Sports stores are located in enclosed malls, the stores also operate profitably in dominant strip center locations. As the Company continues to expand, it will open new stores in mall and dominant strip center locations.

    Management anticipates that Hibbett Sports will remain the Company's primary growth vehicle as it continues to expand. The Company plans to open approximately 32 Hibbett Sports stores in fiscal 1998 and at least 42 Hibbett Sports stores in fiscal 1999. As of September 15, 1997, the Company had opened 19 Hibbett Sports stores and has substantially secured leases for the remaining thirteen planned to be opened in fiscal 1998. Hibbett Sports stores are typically profitable in the first year of operations. In July 1997, the Company opened an additional Sports Addition store in Valdosta, Georgia. In the future, the Company anticipates that it will selectively open Sports Addition stores and Sports & Co. superstores as opportunities arise. See "Risk Factors--Expansion Plans."

STORE CONCEPTS

HIBBETT SPORTS

    The Company's primary retail format is Hibbett Sports, a 5,000 square foot store located predominantly in enclosed malls. The Company tailors its Hibbett Sports concept to the size, demographics and competitive conditions of the small to mid-sized markets. Eighty-one Hibbett Sports stores are located in enclosed malls, the majority of which are the only enclosed malls in the county, and the remaining fifteen are located in dominant strip centers. The Company uses exciting design and in-store atmosphere and eye-catching in-store signage to channel mall traffic into the stores.

    Hibbett Sports stores offer a core selection of quality, brand name merchandise with an emphasis on team and individual sports. This merchandise mix is complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. For example, the Company believes that apparel with logos of sports teams of local interest represents a larger percentage of the merchandise mix in Hibbett Sports stores than it does in the stores of national chain competitors. In addition, the Company strives to quickly respond to major sports events of local interest.

SPORTS & CO.

    The Company opened the first Sports & Co. superstore in the spring of 1995 in Huntsville, Alabama. Sports & Co. superstores average 25,000 square feet and offer a larger assortment of athletic equipment, footwear, and apparel than Hibbett Sports stores. Athletic equipment and apparel represent a higher percentage of the overall merchandise mix at Sports & Co. superstores than they do at Hibbett Sports stores. Sports & Co. superstores are designed to project the same exciting and entertaining in-store atmosphere as Hibbett Sports stores but on a larger scale. For example, Sports & Co. superstores offer customer participation areas, such as putting greens and basketball hoop shoots, and feature periodic special events including appearances by well-known athletes. See "Risk Factors--Expansion Plans."

SPORTS ADDITION

    Sports Addition stores are small, mall-based stores, averaging 1,850 square feet with approximately 90% of merchandise consisting of athletic footwear and the remainder consisting of caps and a limited assortment of apparel. Sports Addition stores offer a broader assortment of athletic footwear, with a greater emphasis on fashion than the athletic footwear assortment offered by Hibbett Sports stores. All Sports Addition stores are currently located in the malls in which Hibbett Sports stores are also present.

MERCHANDISING

    MERCHANDISING STRATEGY. The Company's merchandising strategy is to provide a broad assortment of quality athletic equipment, footwear and apparel at competitive prices. The Company's stores offer a core selection of brand name merchandise with an emphasis on team and individual sports. This merchandise mix is complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market. The Company's leading product category is athletic footwear, followed by apparel and sporting equipment, ranked according to sales. No single product category accounts for more than 50% of sales. The Company's pricing strategy is to offer competitive prices to its customers. The Company's management information systems track different retail prices for the same item at different stores, enabling more competitive pricing by location. In addition, information from the Company's point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist it in making merchandise allocation and markdown decisions.

    BRAND NAME MERCHANDISE. The Company emphasizes quality brand name merchandise. The Company believes that the breadth and depth of its brand name merchandise selection generally exceeds the merchandise selection carried by local independent competitors. Many of these branded products are highly technical and require considerable sales assistance. The Company works with its vendors to educate the sales staff at the store level on new products and trends.

    The following list represents the top 25 brand names (based on sales) offered by the Company:

Adidas             K-Swiss           Russell
                   Louisville
Asics              Slugger           Spalding
Champion           Majestic          Starter
Columbia           Mizuno            Timberland
Converse           New Balance       Umbro
Easton             New Era           Wilson
Everlast           Nike              Worth Sports
Fila               Rawlings
K-2                Reebok

    REGIONAL MERCHANDISE. Although the core merchandise assortment tends to be similar for each Hibbett Sports store, important local or regional differences frequently exist. Accordingly, the Company's stores regularly offer products that reflect preferences for particular sporting activities in each community and local interest in college and professional sports teams. The Company's knowledge of these interests, combined with its access to leading vendors, enables Hibbett Sports stores to react quickly to emerging trends or special events, such as college or professional championships.

    PURCHASING. The Company's merchandise staff, consisting of the Vice President of Merchandising and nine merchandise buyers, analyze current sporting goods trends by maintaining close relationships with the Company's vendors, monitoring sales at competing stores, communicating with customers, store managers and personnel and reviewing industry trade publications. The merchandise staff works closely with store personnel to meet the requirements of individual stores for appropriate merchandise in sufficient quantities.

VENDOR RELATIONSHIPS

    The sporting goods retail business is very brand name driven. Accordingly, the Company maintains relationships with a number of well-known sporting goods vendors to satisfy customer demand. The Company believes that its stores are among the primary retail distribution alternatives for brand name vendors that seek to reach Hibbett's target markets. As a result, the Company is able to attract considerable vendor interest and establish long-term partnerships with vendors. As its vendors expand their product lines and grow in popularity, the Company expands its sales and promotions of these products within its stores. In addition, as the Company continues to increase its store base and enter new markets, the vendors have increased their brand presence within these regions. The Company also places significant emphasis on and works with its vendors to establish the most favorable pricing and to receive cooperative marketing funds.

    Management believes the Company maintains excellent working relationships with vendors. During fiscal 1997, the Company's largest vendor, Nike, represented approximately 40% of its total purchases. Hibbett has received the Nike Retailer Excellence Award for the Southeast region for nine consecutive years based on its performance in the full-line sporting goods category.

ADVERTISING AND PROMOTION

    The Company targets special advertising opportunities in its markets to increase the effectiveness of its advertising spending. In particular, the Company prefers advertising in local media as a way to further differentiate itself from national chain competitors. Substantially all of the Company's advertising and promotional spending is centrally directed, with some funds allocated to district managers on an as-requested basis. Advertising in the sports pages of local newspapers serves as the foundation of the Company's promotional program, and in fiscal 1997 it accounted for the majority of total advertising spending. Other media such as local radio, television and outdoor billboards are used by the Company to reinforce Hibbett name recognition and brand awareness in the community. In addition, direct mail to customers on an in-house mailing list has been used by the Company to reinforce already established buying patterns and to increase customer loyalty.

    The cooperative promotional program with its vendors plays an integral part in the Company's advertising strategy by funding a significant portion of its advertising budget and increasing Hibbett's name recognition. The Company holds an annual marketing meeting at which it presents to its major vendors a number of advertising alternatives. At that meeting, vendors select their preferred advertising and promotional programs which often cover a number of different media and are based on multiple themes, and during the ensuing twelve-month period the Company develops and implements the selected programs in close cooperation with those vendors. For example, the Company has developed a joint television commercial with Nike and has placed vendor sponsored advertising signage on its delivery trucks.

CUSTOMER SATISFACTION

    CUSTOMER SERVICE. Commitment to customer satisfaction and service is an integral part of Hibbett's operating strategy. Management seeks to exceed customer expectations in order to build loyalty and generate repeat business. The Company strives to hire enthusiastic sales personnel with an interest in sports and provides them with extensive training to create a sales staff with strong product knowledge, dedicated to customer service. The Company also offers services such as special order programs, monogramming, sewing and screening services and large order processing for local groups in an effort to further maximize customer satisfaction.

    TRAINING. The Company provides continuing sales and technical/product training for its sales personnel. A key part of the training process is its testing program. All store personnel are required to take a written test and perform role playing exercises before moving on to a higher sales position and ultimately advancing within the organization. The Company utilizes a number of training tools to develop competent salespeople and future managers, including:
(i) a two-part salesperson training program designed to teach new hires and seasoned employees how to be effective salespeople; (ii) a continuing product/technical training program taught through in-store clinics, instructional manuals or video presentations designed to educate the sales personnel on technical facets and the use of a particular product; and (iii) store training meetings designed to educate all salespeople at the store level as a group on a particular topic.

STORE OPERATIONS

    Effective interaction between the corporate office and the stores is a key element of Hibbett's operating strategy. Close communications are maintained among senior management, district managers, store managers and sales personnel. Senior management is easily accessible to store managers and staff. In addition, the close proximity of the stores encourages regular visits by the district managers to address store issues and concerns, to provide encouragement and to discuss national, regional and local trends in the sporting goods sector. Senior management conducts monthly meetings at the Company's corporate headquarters with all of the district managers. The outcome of these meetings is communicated to the store base by the district managers on a regular basis as well as in similar all-day sessions with the store managers. These meetings facilitate constant two-way communication between headquarters and the store base.

    The Company's management structure consists of one district manager for approximately every ten stores and at the store level, on average, one store manager, two assistant store managers and five or six sales personnel including trainees. Additional trainees and part-time personnel are typically hired to assist the store personnel with increased traffic and sales volume in the fourth quarter. Store managers are responsible for the operations of individual stores including recruiting and hiring store personnel. The Company strongly favors internal development of its store managers and constantly looks for motivated and talented people to promote from within.

DISTRIBUTION

    The Company maintains a single 130,000 square foot distribution center in Birmingham, Alabama for all 109 of its existing stores and manages the distribution process centrally from its corporate headquarters which are located in the same building as the distribution center. In January 1996 the Company moved its operations to this newly constructed distribution center which has significant expansion potential to support the Company's growth for the foreseeable future. The Company believes strong distribution support for its stores is a critical element of its expansion strategy and is central to its ability to maintain a low cost operating structure. As the Company continues its expansion, it intends to open new stores in locations that can be supplied from the Company's distribution center.

    The Company receives substantially all of its merchandise at its distribution center. Upon receipt, the merchandise is inspected, entered into the Company's computer system, allocated to stores, ticketed (to the extent that it was not pre-ticketed by the vendor) and boxed for distribution to the Company's stores. For more efficient processing, the Company also operates a "cross-dock" system for merchandise that has been pre-split by store and pre-ticketed by the vendor before arriving at the distribution center. The Company continually strives to improve its allocation methods to manage its inventory more efficiently. For key products, the Company maintains backstock at the distribution center that is allocated and distributed to stores through an automatic replenishment program based on items sold during the prior week. Merchandise is typically delivered to stores weekly via Company-operated vehicles.

MANAGEMENT INFORMATION SYSTEMS

    The Company utilizes integrated information systems centralized at the corporate level. The Company's systems are designed to track product movement throughout the store base. Detailed sales transaction records are accumulated on each store's POS system and polled nightly by the Company's main system which runs on an IBM AS/400 system. This information is communicated to the merchandise buyers, who use the Company's inventory control system to order merchandise as needed. The Company's systems have capacity to manage a store base in excess of 200 stores and can be easily expanded to manage a store base of approximately 1,000 stores.

    INVENTORY. The Company's inventory control systems, written by Island Pacific Software, report purchasing, receiving, shipping, sales and individual SKU level inventory stocking information. Information from the Company's point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist in making merchandise allocation and markdown decisions. The Company uses an automatic reorder system to maintain in-stock positions on key items. This system provides management with the information needed to determine the proper timing and quantity of reorders. Through the Island Pacific Software package, the Company is able to accommodate different retail prices for the same item at different stores and as a result to price merchandise competitively by market.

    EDI AND QUICK-SHIP. Current electronic data interchange capabilities include the transmission of purchase orders directly to some of the Company's vendors. The Company has recently implemented EDI on its IBM AS/400 system. This allows for the scheduling of EDI transmissions and receiving as well as the required processes before and after communications. Management believes the Company's EDI effort with vendors will continue to grow in the future as retailers and suppliers focus on further increasing operating efficiencies.

    FINANCIAL REPORTING. The financial reporting systems provide the Company with detailed financial reporting to support management's operational decisions and cost control efforts. All accounting, accounts payable, accounts receivable, payroll and human resources software is written and maintained by Lawson Software, Inc. and resides on the Company's IBM AS/400 system. This system provides functions such as scheduling of payments, receiving of payments, general ledger interface, vendor tracking, and flexible reporting options.

TEAM SALES

    Hibbett Team Sales, Inc. ("Team Sales"), a wholly-owned subsidiary of the Company, is a leading supplier of customized athletic equipment, apparel and footwear to school, athletic and youth programs in Alabama. Team Sales sells its merchandise directly to educational institutions and youth associations. The operations of Team Sales are independent of the operations of the Company's stores, and its warehousing and distribution are managed separately out of its own warehouse. The Company believes that Team Sales' operations generate goodwill in the community and introduce young sports enthusiasts to Hibbett as a supplier of sporting goods. Although Team Sales represents a small percentage of the Company's sales and profits, management believes that through the operation of Team Sales the Company is able to enhance many of its vendor relationships.

PROPERTIES

    The Company currently leases all of its existing 109 store locations and expects that its policy of leasing rather than owning will continue as it expands. The Company's leases typically provide for a short initial lease term with options on the part of the Company to extend. Management believes that this lease strategy enhances the Company's flexibility to pursue various expansion opportunities resulting from changing market conditions and to periodically re-evaluate store locations. The Company's ability to open new stores is contingent upon locating satisfactory sites, negotiating favorable leases and recruiting and training additional qualified management personnel.

    As current leases expire, the Company believes that it will be able either to obtain lease renewals if desired for present store locations or to obtain leases for equivalent or better locations in the same general area. To date, the Company has not experienced difficulty in either renewing leases for existing locations or securing leases for suitable locations for new stores. The Company's store leases may contain certain provisions with which the Company may not be in compliance. Based primarily on the Company's belief that it maintains good relations with its landlords, that most of its leases are at market rents and that it has historically been able to secure leases for suitable locations, management believes that these provisions will not have a material adverse effect on the business or financial condition of the Company.

    The Company moved its operations to the newly-built corporate offices and distribution center in Birmingham, Alabama in January 1996. The offices and the distribution center are leased by the Company under a long term operating lease. Team Sales owns its warehousing and distribution center located in Birmingham, Alabama.

COMPETITION

    The business in which the Company is engaged is highly competitive and many of the items sold by the Company are sold by local sporting goods stores, department and discount stores, athletic footwear and other specialty athletic stores, traditional shoe stores and national and regional full-line sporting goods stores. The marketplace for sporting goods remains highly fragmented as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. In recent years, the growth of large format retailers has resulted in significant consolidation in large metropolitan markets. However, the Company believes that the competitive environment for sporting goods remains different in small to mid-sized markets where retail demand may not support larger format stores. In smaller markets such as those targeted by the Company's Hibbett Sports format, national chains compete by focusing on a specialty category like athletic footwear in the case of Foot Locker and Foot Action. Accordingly, many of the stores with which the Company competes are units of national chains that have substantially greater financial and other resources than the Company. Hibbett Sports format stores compete with national chains that focus on athletic footwear, local sporting goods stores, department and discount stores and traditional shoe stores. Although its Hibbett Sports format may face competition from a variety of competitors, the Company believes that its Hibbett Sports format is able to compete effectively by distinguishing itself as a full-line sporting goods store with an emphasis on team and individual sports merchandise complemented by a selection of localized apparel and accessories. The larger markets targeted by Sports & Co. superstores are also highly competitive. The Company believes the principal competitive factors in its markets are service, breadth of merchandise offered, availability of brand names, availability of local merchandise and price. The Company believes it competes favorably with respect to these factors in the small to mid-sized markets in the Southeast. However, there can be no assurance that the Company will continue to be able to compete successfully against existing or future competitors. Expansion by the Company into markets served by its competitors, entry of new competitors or expansion of existing competitors into the Company's markets, could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

    The Company employed approximately 524 full-time and approximately 852 part-time employees at September 15, 1997, none of whom are represented by a labor union. The number of part-time employees fluctuates depending on seasonal needs. There can be no assurance that the Company's employees will not, in the future, elect to be represented by a union. The Company considers its relationship with its employees to be good and has not experienced significant interruptions of operations due to labor disagreements.

LEGAL PROCEEDINGS

    The Company is a party to various legal proceedings incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect the business, financial position or results of operations of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of August 2, 1997 are as follows:

                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Michael J. Newsome...................................          58   President; Chief Operating Officer; Director
Susan H. Fitzgibbon..................................          33   Vice President and Chief Financial Officer
Joy A. McCord........................................          42   Vice President of Merchandising
Cathy E. Pryor.......................................          34   Vice President of Store Operations
John F. Megrue.......................................          39   Chairman of the Board; Director
Clyde B. Anderson....................................          37   Director
F. Barron Fletcher, III..............................          30   Director
Thomas A. Saunders, III..............................          61   Director
H. Ray Compton.......................................          54   Director
Carl Kirkland........................................          56   Director

    Michael J. Newsome has been the President, the Chief Operating Officer and a Director of the Company since 1981. Since joining the Company as an outside salesman over 30 years ago, Mr. Newsome has held numerous positions at Hibbett, including as retail clerk, outside salesman to schools, store manager, district manager, division manager and President. Prior to joining the Company, Mr. Newsome worked in the sporting goods retail business for six years.

    Susan H. Fitzgibbon has been a Vice President and the Chief Financial Officer of the Company since April 1996. Prior to joining the Company, she held various financial positions at Bruno's Inc., a supermarket store operator, from December 1992 through April 1996, serving most recently as Controller. Prior to Bruno's Inc., Ms. Fitzgibbon spent six years at Arthur Andersen LLP during which she worked extensively with retailing clients.

    Joy A. McCord has been the Vice President of Merchandising at the Company since 1995. Ms. McCord is responsible for buying, advertising and inventory control. Ms. McCord has been with the Company for nine years. During that time, she has held positions as sporting goods buyer for four years and general merchandise manager for five years. Prior to joining the Company, she worked as a department manager at Loveman's department stores for two years and merchandise buyer at Parisian department stores for eight years. Ms. McCord has over 20 years of experience in the retailing industry.

    Cathy E. Pryor has been the Vice President of Store Operations at the Company since 1995. Her responsibilities include overseeing all of the stores, directing district managers, organizing training and overseeing management information systems. Ms. Pryor has been with the Company for eight years. During that time, she has held positions as a district manager and Director of Store Operations. Prior to joining the Company, she worked at Champs as a district manager. Ms. Pryor has over twelve years of experience in the sporting goods retail business.

    John F. Megrue has been a Director and Chairman of the Board of the Company since 1995. Mr. Megrue has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue, L.P., a private equity investment firm, and each of the Funds, since 1992. From 1989 to 1992, Mr. Megrue served as a Vice President and Principal at Patricof & Co., a private equity investment firm, and prior thereto he served as a Vice President at C.M. Diker Associates, a private equity investment firm. Mr. Megrue also serves as Vice Chairman and director of Dollar Tree Stores, Inc and director of The Children's Place Retail Stores, Inc.

    Clyde B. Anderson has been a Director of the Company since 1987. Mr. Anderson has served as the Chief Executive Officer of Books-A-Million, Inc., a book retailer, since July 1992 and as director and President of Books-A-Million, Inc. since November 1987.

    F. Barron Fletcher, III has been a Director of the Company since 1995. Mr. Fletcher joined Saunders Karp & Megrue, L.P. as an associate in 1992 and is currently a principal. Prior to joining Saunders Karp & Megrue, L.P., from 1991 through 1992, Mr. Fletcher was a financial analyst with Wasserstein Perella & Co. where he served in the merchant banking department and also in mergers and acquisitions. Prior to that, Mr. Fletcher was a financial analyst with Trammell Crow Ventures which specialized in leveraged acquisitions and divestitures in the real estate industry.

    Thomas A. Saunders, III has been a Director of the Company since 1995. Mr. Saunders has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue, L.P. and each of the Funds, since 1990. Before founding Saunders Karp & Megrue, L.P., Mr. Saunders served as a Managing Director of Morgan Stanley & Co. Incorporated from 1974 to 1989 and as Chairman of The Morgan Stanley Leveraged Equity Fund II, L.P., from 1987 to 1989. Mr. Saunders is a member of the Board of Visitors of the Virginia Military Institute and is the Chairman of the Board of Trustees of the University of Virginia's Darden Graduate School of Business Administration. Mr. Saunders is also a Trustee of the Cold Spring Harbor Laboratory and a director of Dollar Tree Stores, Inc.

    H. Ray Compton has been a Director of the Company since January 1997. Mr. Compton has been a director, Executive Vice President and Chief Financial Officer of Dollar Tree Stores, Inc. since 1986 when he co-founded that company.

    Carl Kirkland has been a Director of the Company since January 1997. Mr. Kirkland is a co-founder of Kirkland's, Inc., a leading specialty retailer of decorative home accessories and gift items, and has served as the Chief Executive Officer and a director of Kirkland's since 1967. Mr. Kirkland also serves on the board of directors of Union Planters National Bank in Jackson, Tennessee.

    The Company's Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall be such number, not more than nine or less than six, as is established from time to time by resolution of the Board of Directors pursuant to the Bylaws. The Board of Directors currently consists of seven directors who are divided into three classes, designated Class I, Class II and Class III. Messrs. Fletcher and Megrue are designated as Class I directors, Messrs. Newsome, Saunders and Kirkland are designated as Class II directors and Messrs. Anderson and Compton are designated as Class III directors. The Class I directors will serve until the annual stockholder meeting in 2000, the Class II directors will serve until the annual stockholder meeting in 1998 and the Class III directors will serve until the annual stockholder meeting in 1999.

    Certain members of the Board of Directors were elected pursuant to the Stockholders Agreement. See "Certain Transactions--Stockholders Agreement."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board has established an Executive Committee, an Audit Committee and a Compensation Committee. No member of the Audit Committee or Compensation Committee is or will be an officer or employee of the Company or any of its subsidiaries. The Company does not have a Nominating Committee.

    The Executive Committee is authorized to exercise certain of the powers and authorities of the Board of Directors in the management of the business and affairs of the Company. The authority of the Executive Committee does not extend to certain fundamental corporate transactions. The members of the Executive Committee are Messrs. Anderson, Fletcher and Megrue (Chairman). The Executive Committee is newly established and did not meet in the fiscal year ended February 1, 1997.

    The duties of the Audit Committee are to recommend to the Board the selection of independent certified public accountants to audit annually the books and records of the Company, to review the activities and the reports of the independent certified public accountants, and to report the results of such review to the Board. The Audit Committee also monitors the adequacy of the Company's internal controls. The members of the Audit Committee are Messrs. Anderson, Compton (Chairman), Kirkland and

Megrue. The Audit Committee is newly established and did not meet in the fiscal year ended February 1, 1997.

    The duties of the Compensation Committee are to make recommendations and reports to the Board with respect to the salaries, bonuses and other compensation to be paid to the Company's officers and to administer all plans relating to the compensation of such officers. The members of the Compensation Committee are Messrs. Anderson (Chairman), Compton, Kirkland and Megrue. The Compensation Committee may establish a separate subcommittee, to be comprised of not less than two of its members, each of whom shall be "non-employee directors" within the meaning set forth in Rule 16b-3 under the Exchange Act, and "outside directors" within the meaning set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the treasury regulations thereunder (the "Compensation Subcommittee"), for the purpose of taking certain actions relating to the compensation of one or more of the Company's executives in order to be consistent with the provisions of these regulations. The Compensation Committee is newly established and did not meet in the fiscal year ended February 1, 1997.

DIRECTOR COMPENSATION

    During fiscal 1996, Clyde B. Anderson was paid $38,750 for his services as a director. Each non-employee director is entitled to an annual fee of $10,000 plus $500 for each meeting, which fee may be waived by that director.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the President and each other executive officer whose compensation for services rendered in fiscal 1997 exceeded $100,000.

    The following table sets forth the compensation earned by the Named Executive Officers in the fiscal year ended February 1, 1997.

                                                  SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------
                                                                                            LONG TERM COMPENSATION
                                                                                 ---------------------------------------------
                                                                                             AWARDS
                                                                                 ------------------------------
                                          ANNUAL COMPENSATION                                      SECURITIES       PAYOUTS
                         ------------------------------------------------------    RESTRICTED      UNDERLYING    -------------
       NAME AND            FISCAL                              OTHER ANNUAL           STOCK          OPTIONS         LTIP
  PRINCIPAL POSITION       YEAR(1)     SALARY      BONUS       COMPENSATION          AWARDS        /SARS(#)(2)      PAYOUTS
-----------------------  -----------  ---------  ---------  -------------------  ---------------  -------------  -------------
Michael J. Newsome,            1997   $ 140,000  $ 183,600             -0-                -0-          22,475            -0-
 President                     1996    $115,000  $ 126,274             -0-                -0-          40,983            -0-
 and Director..........        1995    $105,000  $  94,566             -0-                -0-             -0-            -0-
Susan H. Fitzgibbon(4),
 Vice President and
 Chief
 Financial Officer.....        1997   $  71,000  $  35,000             -0-                -0-          27,992            -0-

Joy A. McCord,                 1997   $  59,400  $  44,000             -0-                -0-          13,836            -0-
 Vice President of             1996   $  55,250  $  22,722             -0-                -0-           6,342            -0-
 Merchandising.........        1995   $  49,600  $  16,933             -0-                -0-             -0-            -0-

Cathy E. Pryor,
 Vice President of             1997   $  73,077  $  64,000             -0-                -0-          26,352            -0-
 Store                         1996   $  63,654  $  38,401             -0-                -0-          12,684            -0-
 Operations............        1995   $  55,560  $  31,894             -0-                -0-             -0-            -0-


       NAME AND              ALL OTHER
  PRINCIPAL POSITION      COMPENSATION(3)
-----------------------  -----------------
Michael J. Newsome,          $   6,750
 President                      $6,750
 and Director..........         $6,750
Susan H. Fitzgibbon(4),
 Vice President and
 Chief
 Financial Officer.....            -0-
Joy A. McCord,               $   3,541
 Vice President of              $2,873
 Merchandising.........         $2,574
Cathy E. Pryor,
 Vice President of           $   4,309
 Store                          $4,291
 Operations............         $3,265

------------------------

(1) Hibbett's fiscal year ends on the Saturday nearest to January 31 of each year.

(2) Consists of stock options granted pursuant to the Original Plan and the 1996 Plan, each as defined below.

(3) Consists of contributions by the Company under the Hibbett Sporting Goods, Inc. 401(k) Profit Sharing Plan.

(4) Ms. Fitzgibbon joined the Company in April 1996.

STOCK OPTION PLANS

    The Company's shareholders approved and adopted the Hibbett Sporting Goods, Inc. Stock Option Plan (as amended from time to time, the "Original Plan") as of August 25, 1995, in order to provide selected officers and employees of the Company who are responsible for the conduct and management of its business with equity-based incentives in connection with the performance of their duties and responsibilities with the Company. Under the Original Plan, 66,352 shares of Common Stock are reserved for issuance. Options on all of these shares have been granted and the Company's Board of Directors has discontinued future grants of stock options under the Original Plan. As of April 1, 1996, the Company's stockholders approved and adopted the Hibbett Sporting Goods, Inc. 1996 Stock Option Plan (as amended from time to time, the "1996 Plan") under which future grants of stock options under the Company's stock option program will be made. Under the 1996 Plan, 238,566 shares of Common Stock have been reserved for issuance.

    The Original Plan and the 1996 Plan (collectively, the "Plans") provide for the grant of stock options, which may be non-qualified stock options or incentive stock options for tax purposes. The Plans are administered by the Company's Compensation Committee consisting of members of the Company's Board of Directors who are "non-employee directors" within the meaning set forth in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended. Under the Plans, all full-time employees selected by the Compensation Committee will be eligible to receive options.

    The Compensation Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share under the Plans may not be less than the fair market value of a share of Common Stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in the discretion of the Compensation Committee in cash or common stock or a combination thereof. Options granted under the Plans are not transferable except by will or the laws of descent and distribution, and are exercisable during the optionee's life only by the optionee.

    In the event of a change in control (as defined in the Plans), the Compensation Committee may take any action it deems appropriate with respect to outstanding options.

    The Plans may be amended or terminated by the Compensation Committee from time to time to the extent deemed appropriate; provided however that no amendment shall be made (i) which would impair the rights of an optionee without such optionee's consent or (ii) in the case of the Original Plan, which would increase the number of shares reserved for issuance under such Plan or change the class of employee eligible to participate in such Plan absent stockholder approval.

    Options to purchase a total of 66,352 shares of Common Stock have been granted under the Original Plan to six employees of the Company, including a grant to Mr. Newsome of an option to purchase 40,983 shares of Common Stock, a grant to Ms. McCord of an option to purchase 6,342 shares of Common Stock, and a grant to Ms. Pryor of an option to purchase 12,684 shares of Common Stock. Ms. McCord's and Ms. Pryor's options granted under the Original Plan vest over a three year period in equal installments beginning on the first anniversary of the grant date. Mr. Newsome's options vest over five years in equal installments beginning on the first anniversary of the grant date. On April 1, 1996 options to purchase a total of 45,409 shares of Common Stock were granted under the 1996 Plan to 36 employees, including grants to Ms. Fitzgibbon, Ms. McCord and Ms. Pryor of options to purchase 12,295, 4,918 and 10,655 shares of Common Stock, respectively. On October 10, 1996, grants of options to purchase a total of 82,787 shares of Common Stock were granted under the 1996 Plan to 76 employees, including Mr. Newsome, Ms. Fitzgibbon, Ms. McCord and Ms. Pryor. Mr. Newsome, Ms. Fitzgibbon, Ms. McCord and Ms. Pryor were granted options to purchase 22,475, 15,697, 8,918 and 15,697 shares of Common Stock, respectively. On May 5, 1997, grants of options to purchase a total of 52,500 shares of Common Stock were granted under the 1996 Plan to 25 employees, including Mr. Newsome, Ms. Fitzgibbon, Ms. McCord and Ms. Pryor. Mr. Newsome, Ms. Fitzgibbon, Ms. McCord, and Ms. Pryor were granted options to purchase

20,000, 5,000, 3,000, and 10,000 shares of Common Stock, respectively. Options granted under the 1996 Plan vest over a five year period, in equal installments, beginning on the first anniversary of the grant date.

STOCK PLAN FOR OUTSIDE DIRECTORS

    The Company's Board of Directors has adopted, and the Company's stockholders have approved the Hibbett Sporting Goods, Inc. Stock Plan for Outside Directors (the "Outside Director Stock Plan"), which provides for awards of nonqualified options to directors of the Company (other than Clyde B. Anderson) who are not employees of the Company, Saunders Karp & Megrue, L.P. or any affiliate of either of them ("Eligible Directors"). The purpose of the Outside Director Stock Plan is to promote the interests of the Company and its stockholders by increasing the proprietary interest of Eligible Directors in the growth and performance of the Company.

    Pursuant to the Outside Director Stock Plan, each Eligible Director will be granted an option to purchase 5,000 shares of Common Stock upon his initial election to the Board. On the last day of each fiscal year of the Company (commencing in fiscal 1998), each Eligible Director shall be granted an additional option for 2,500 shares of Common Stock; provided that any person elected as an Eligible Director during a fiscal year will be granted an option for a prorated portion of 2,500 shares on the last day of the fiscal year during which such person was elected. Each option will: (i) vest immediately; and (ii) expire on the earlier of the tenth anniversary of the grant date or one year from the date on which an optionee ceases to be an Eligible Director. The exercise price per share of Common Stock will be 100% of the fair market value per share on the grant date. On January 10, 1997, the Company granted 10,000 options under the Director Plan.

    The maximum number of shares of Common Stock in respect of which options may be granted under the Outside Director Stock Plan is 50,000. Shares of Common Stock subject to options that are forfeited, terminated or canceled will again be available for awards. The shares of Common Stock to be delivered under the Outside Director Stock Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares. The number and class of shares available under the Outside Director Plan and/or subject to outstanding options may be adjusted by the Board of Directors to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

    The Outside Director Stock Plan will be administered by the Board of Directors. Subject to the provisions of the Outside Director Stock Plan, the Board shall be authorized to interpret the Outside Director Stock Plan, to establish, amend, and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the Board will have no discretion with respect to the selection of directors to receive options, the number of shares of Common Stock subject to any such options, the purchase price thereunder or the timing or term of grants of options. The determinations of the Board in the administration of the Outside Director Stock Plan will be final and conclusive. The validity, construction and effect of the Outside Director Stock Plan and any rules and regulations relating to it will be determined in accordance with the laws of the State of Delaware.

    The options granted under the Outside Director Stock Plan may not be assigned or transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

    No option may be granted under the Outside Director Stock Plan after the tenth annual meeting of the Company's stockholders following the consummation of the Offering unless the plan is extended by the stockholders.

    The Outside Director Stock Plan may be amended by the Company's Board of Directors, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided that the Company's Board of Directors may not, except in the limited circumstances described above, without the authorization and approval of stockholders: (i) increase the number of shares of Common Stock which may be purchased pursuant to options, either individually or in the aggregate; (ii) change the requirement that option grants be priced at fair market value; or (iii) modify in any respect the class of individuals who constitute Eligible Directors.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Board of Directors has adopted and the Company's stockholders have approved the Hibbett Sporting Goods, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). Under the Employee Stock Purchase Plan, a maximum of 75,000 shares of Common Stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of quarterly offerings following the consummation of the Offering. The Employee Stock Purchase Plan is established pursuant to the provisions of Section 423 of the Code. All full-time employees who have completed one year of service, except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of the Common Stock of the Company, are eligible to participate. The Employee Stock Purchase Plan will be administered by a committee of the Board of Directors (the "Committee"). The Committee shall have discretion to administer, interpret and construe any and all provisions of the Employee Stock Purchase Plan. The Committee's determinations will be conclusive. In the event of certain corporate transactions or events affecting the Common Stock or structure of the Company, the Committee may make certain adjustments set forth in the Employee Stock Purchase Plan. The Board may amend, alter or terminate the Plan at any time; provided that stockholder approval must generally be obtained for any change that would require stockholder approval under any regulatory or tax requirement that the Board deems desirable to comply with or obtain relief under and subject to the requirement that no rights under an outstanding option may be impaired by such action without the consent of the holder thereof. The purchase price of the Common Stock will be 85% of the fair market value of the Common Stock at the beginning of the quarter or the end of the quarter, whichever is lower. The shares of Common Stock which may be purchased pursuant to the Employee Stock Purchase Plan will be made available from authorized but unissued shares of Common Stock or from treasury shares. No employee will be granted any right to purchase Common Stock with a value in excess of $25,000 per year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended February 1, 1997.

                                                                                                       POTENTIAL
                                                                                                  REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL
                                                                                                  RATES OF STOCK PRICE
                                                                                                      APPRECIATION
                                                          INDIVIDUAL GRANTS                         FOR OPTION TERM
                                       --------------------------------------------------------  ----------------------
                                         NUMBER OF      % OF TOTAL
                                        SECURITIES     OPTIONS/ SARS    EXERCISE
                                        UNDERLYING      GRANTED TO       OR BASE
                                       OPTIONS/SARS      EMPLOYEES        PRICE     EXPIRATION
                NAME                    GRANTED(1)    IN FISCAL YEAR     ($/SH)        DATE        5% (4)     10% (4)
          ----------------             -------------  ---------------  -----------  -----------  ----------  ----------

  Michael J. Newsome.................      22,475(3)         17.53%     $   16.00     10/10/06   $  225,860  $  558,978

  Susan H. Fitzgibbon................      12,295(2)          9.59%     $    6.10     04/01/06   $  237,529  $  403,955
                                           15,697(3)         12.24%     $   16.00     10/10/06   $  157,745  $  390,402
  Joy A. McCord......................       4,918(2)          3.84%     $    6.10     04/01/06   $   95,012  $  161,582
                                            8,918(3)          6.96%     $   16.00     10/10/06   $   89,620  $  221,800
  Cathy E. Pryor.....................      10,655(2)          8.31%     $    6.10     04/01/06   $  205,846  $  350,073
                                           15,697(3)         12.24%     $   16.00     10/10/06   $  157,745  $  390,402

------------------------

(1) These options have a term of ten years and vest over a five year period, in equal installments beginning on the first anniversary of the grant date.

(2) These options were granted as of April 1, 1996 under the 1996 Plan.

(3) These options were granted as of October 10, 1996 under the 1996 Plan.

(4) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. There can be no assurance that the assumed rates of appreciation will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    No options were exercised by the Named Executive Officers during the fiscal year ended February 1, 1997. No stock appreciation rights were exercised by such executive officers or were outstanding at the end of the year. The following table sets forth certain information concerning unexercised options and fiscal year-end option values for the Named Executive Officers.

                                                                                         NUMBER OF
                                                                                         SECURITIES        VALUE OF
                                                                                         UNDERLYING     UNEXERCISED IN-
                                                                                        UNEXERCISED        THE-MONEY
                                                                                        OPTIONS/SARS     OPTIONS/SARS
                                                                                       AT FY-END (#)     AT FY-END ($)
                                                 SHARES ACQUIRED                        EXERCISABLE/     EXERCISABLE/
NAME                                               ON EXERCISE       VALUE REALIZED    UNEXERCISABLE   UNEXERCISABLE (1)
---------------------------------------------  -------------------  -----------------  --------------  -----------------
  Michael J. Newsome.........................             -0-                 -0-        8,197/55,261  $  83,200/338,397

  Susan H. Fitzgibbon........................             -0-                 -0-            0/27,992  $       0/128,719

  Joy A. McCord..............................             -0-                 -0-        2,114/18,064  $  30,357/112,861

  Cathy E. Pryor.............................             -0-                 -0-        4,228/34,808  $  60,714/233,501

------------------------

(1) Based on the fair market value of the Company's common stock at the end of the fiscal year ended February 1, 1997 ($16.25 per share) less the exercise price payable for such shares.

EMPLOYMENT AGREEMENT

    Michael J. Newsome, President of the Company, has entered into an employment agreement with the Company and a letter agreement with the Board of Directors of the Company (collectively, the "Employment Agreement") which took effect on November 1, 1995. The Employment Agreement has an initial term that expires on November 1, 1998, and provides for annual base salary and annual incentive bonuses and a one time grant of options to acquire 40,983 shares of the Company's Common Stock at an exercise price of $6.10 per share. In the event Mr. Newsome's employment is terminated without cause, the Employment Agreement provides that (i) Mr. Newsome will continue to receive his base salary and certain benefits for what would have been the remainder of the employment term determined without regard to such termination, provided Mr. Newsome does not breach the noncompetition clause contained therein, and (ii) the Company will have the right to purchase and Mr. Newsome will have the right to sell the shares of Common Stock held by him on October 31, 1995, at an agreed upon price. The Employment Agreement includes a noncompetition clause.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of September 15, 1997 and as adjusted to reflect the sale of 933,197 shares of Common Stock by the Selling Stockholders and 200,000 shares of Common Stock by the Company in the Offering, including beneficial ownership by (i) each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director, (iv) all directors and executive officers as a group and (v) each Selling Stockholder other than an executive officer or director (collectively, the "Other Selling Stockholders"):

                                                    BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING        SHARES         AFTER OFFERING
                                                   -----------------------     BEING      -----------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)         SHARES      PERCENT      OFFERED       SHARES      PERCENT
-------------------------------------------------  ----------  -----------  ------------  ----------  -----------
DIRECTORS, EXECUTIVE OFFICERS AND OVER 5%
  STOCKHOLDERS:
The SK Equity Fund, L.P.(2)
SK Investment Fund, L.P.(2)
Allan W. Karp(2)
Christopher K. Reilly(2)
Thomas A. Saunders, III(2)
Two Greenwich Plaza
  Suite 100
  Greenwich, CT 06830............................   2,886,721        46.6%      400,000    2,486,721        38.9%
John F. Megrue, Jr. (2)(3)
Two Greenwich Plaza,
  Suite 100
  Greenwich, CT 06830............................   2,892,721        46.7%      400,000    2,492,721        39.0%
Provident Investment Counsel, Inc. (4)
  300 North Lake Avenue
  Pasadena, CA 91101-4022........................     632,499        10.2%       --          632,499         9.9%
Clyde B. Anderson(5)(6)..........................     289,345         4.7%      145,300      144,045         2.3%
Michael J. Newsome(7)............................     135,902         2.2%       20,000      115,902         1.8%
F. Barron Fletcher, III(8).......................         800       *            --              800       *
H. Ray Compton(9)................................       7,950       *            --            7,950       *
Carl Kirkland(10)................................       5,000       *            --            5,000       *
Susan H. Fitzgibbon(11)..........................       5,613       *            --            5,613       *
Joy A. McCord(12)................................       7,246       *            --            7,246       *
Cathy E. Pryor(13)...............................      13,726       *            --           13,726       *
All Directors and Executive Officers as a
  group(14)......................................   3,358,303        53.7%      565,300    2,793,003        43.3%

OTHER SELLING STOCKHOLDERS(15):
Charles C. Anderson, Sr.(16).....................      68,055         1.1%       50,000       18,055       *
Charles C. Anderson, Jr.(17).....................      77,109         1.2%       57,000       20,109       *
Joel R. Anderson(17).............................     116,644         1.9%       85,000       31,644       *
Terrence C. Anderson(17).........................      70,461         1.1%       51,000       19,461       *
First Anderson Grandchildren's Trust
  f/b/o Charles C. Anderson, III.................       5,647       *             4,200        1,447       *
First Anderson Grandchildren's Trust
  f/b/o Lauren A. Anderson.......................       5,647       *             4,200        1,447       *

                                                    BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING        SHARES         AFTER OFFERING
                                                   -----------------------     BEING      -----------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)         SHARES      PERCENT      OFFERED       SHARES      PERCENT
-------------------------------------------------  ----------  -----------  ------------  ----------  -----------
First Anderson Grandchildren's Trust
  f/b/o Hayley E. Anderson.......................       5,647       *             4,200        1,447       *
Second Anderson Grandchildren's Trust
  f/b/o Alexandra R. Anderson....................       5,647       *             4,200        1,447       *
Third Anderson Grandchildren's Trust
  f/b/o Taylor Claire Anderson...................       5,647       *             4,200        1,447       *
Fourth Anderson Grandchildren's Trust
  f/b/o Carson Caine Anderson....................       5,647       *             4,200        1,447       *
Fifth Anderson Grandchildren's Trust
  f/b/o Harold M. Anderson, Jr...................       5,647       *             4,200        1,447       *
Sixth Anderson Grandchildren's Trust
  f/b/o Bentley Barbour Anderson.................       5,647       *             4,200        1,447       *
Seventh Anderson Grandchildren's Trust
  f/b/o Olivia Barbour Anderson..................       5,647       *             4,200        1,447       *
The Ashley R. Anderson Trust.....................      16,687       *            14,000        2,687       *
Joel R. Anderson, II Trust.......................      50,046       *            40,000       10,046       *
Alexandra Ruth Anderson Irrevocable Trust........       8,197       *             4,100        4,097       *
Bentley Barbour Anderson 1995 Trust..............       2,459       *             1,200        1,259       *
Carson Caine Anderson 1995 Trust.................       2,459       *             1,200        1,259       *
Olivia Barbour Anderson 1995 Trust...............       8,197       *             4,100        4,097       *
Clyde Christian Anderson 1996 Trust..............       8,197       *             4,100        4,097       *
Harold M. Anderson, Jr. 1996 Trust...............       4,098       *             2,000        2,098       *
Keaton Carroll Anderson 1996 Trust...............       2,459       *             1,200        1,259       *
Taylor Claire Anderson 1996 Trust................       4,098       *             2,000        2,098       *
Judy M. Newsome..................................       8,197       *             8,197            0       *
Sandra B. Cochran (17)...........................      10,246       *             5,000        5,246       *

*   Less than 1%

------------------------
(1) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days and such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. The address of Clyde B. Anderson and the Other Selling Stockholders is c/o Clyde
    B. Anderson, 402 Industrial Lane, Birmingham, AL 35211. The address of the Directors and Executive Officers is c/o the Company, unless otherwise noted.

(2) Includes 2,855,484 shares (prior to the Offering) owned by The SK Equity Fund, L.P. and 31,237 shares (prior to the Offering) owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Karp, Megrue, Reilly and Saunders are general partners of SKM Partners, L.P., and, therefore, may be deemed to have beneficial ownership of the shares shown as being owned by the Funds above. Messrs. Karp, Megrue, Reilly and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P. Excludes an aggregate of 803,921 shares (prior to the Offering) owned by the Anderson Stockholders over which The SK Equity Fund, L.P. and SK Investment Fund, L.P. may be deemed to have beneficial ownership solely by virtue of certain provisions contained in the Stockholders Agreement. The Stockholders Agreement may be deemed to confer on each party thereto the shared power to vote or direct the vote of 3,690,642 shares (prior to the Offering), the aggregate number of shares owned by all parties to the Stockholders Agreement. Upon consummation of the Offering, the Stockholders Agreement will terminate. See "Certain Transactions--Stockholders Agreement." Although all parties to the Stockholders Agreement have jointly filed with the Securities and Exchange Commission a report on Schedule 13G detailing their direct ownership shares of the Company's Common Stock, each party disclaims beneficial ownership of any shares owned by the others. If the over-allotment option is exercised by the Underwriters, The SK Equity Fund, L.P. and SK Investment Fund, L.P. will sell an additional 169,980 shares of Common Stock, collectively, reducing their beneficial ownership to 2,316,741 shares of Common Stock, collectively.

(3) Includes 2,000 shares held as custodian for Kyle G. Megrue and 2,000 shares held as custodian for Christopher Megrue.

(4) Includes shares over which Provident Investment Counsel, Inc., a registered investment advisor, has discretionary authority to buy, sell and vote, as reported in a Schedule 13G filed with the Securities and Exchange Commission on August 31, 1997.

(5) Excludes an aggregate of 2,886,721 shares (prior to the Offering) owned by The SK Equity Fund, L.P. and SK Investment Fund, L.P. and 514,576 shares (prior to the Offering) owned by the Anderson Stockholders (other than Mr. Anderson) over which Mr. Anderson may be deemed to have beneficial ownership solely by virtue of certain provisions contained in the Stockholders Agreement. The Stockholders Agreement may be deemed to confer on each party thereto the shared power to vote or direct the vote of 3,690,642 shares (prior to the Offering), the aggregate number of shares owned by all parties to the Stockholders Agreement. Upon consummation of the Offering, the Stockholders Agreement will terminate. See "Certain Transactions--Stockholders Agreement." Although all parties to the Stockholders Agreement have jointly filed with the Securities and Exchange Commission a report on Schedule 13G detailing their direct ownership shares of the Company's Common Stock, each such party disclaims beneficial ownership of any shares owned by the others.

(6) Excludes 24,591 shares owned by various trusts in respect of which Mr. Anderson's wife is the trustee and 8,196 shares owned by various trusts in respect of which Mr. Anderson is the trustee.

(7) Includes 16,393 shares subject to options which became or will become exercisable November 1, 1996 and 1997. 4,495 shares subject to options which will become exercisable October 10, 1997, and 8,196 shares held in various trusts. All 135,902 shares owned by Mr. Newsome and his relatives are subject to call by the Company at "book value" or "fair market value" if Mr. Newsome's employment is terminated under certain circumstances set forth in the Employment Agreement. See "Management--Employment Agreement."

(8) Mr. Fletcher is a principal of Saunders, Karp & Megrue, L.P., an affiliate of The SK Equity Fund, L.P.

(9) Includes 5,000 shares subject to options and 950 shares held in various trusts.

(10) Includes 5,000 shares subject to options.

(11) Includes 2,459 shares subject to options which became exercisable April 1, 1997 and 3,139 shares subject to options which will become exercisable October 10, 1997.

(12) Includes 4,228 shares subject to options which became exercisable August 25, 1996 and 1997, 984 shares subject to options which became exercisable April 1, 1997, and 1,784 shares subject to options which will become exercisable October 10, 1997.

(13) Includes 8,456 shares subject to options which became exercisable August 25, 1996 and 1997, 2,131 shares subject to options which became exercisable April 1, 1997, and 3,139 shares subject to options which will become exercisable October 10, 1997.

(14) Includes 57,208 shares of Common Stock which the directors and executive officers of the Company have the right to acquire within 60 days after consummation of the Offering through the exercise of outstanding options.

(15) Although each of the Other Selling Stockholders except for Judy M. Newsome is a party to the Stockholders Agreement, each party disclaims beneficial ownership of any shares owned by the other parties to the Stockholders Agreement. The Stockholders Agreement may be deemed to confer on each party thereto the shared power to vote or direct the vote of 3,690,642 shares (prior to the Offering), the aggregate number of shares owned by all parties to the Stockholders Agreement. Upon consummation of the Offering, the Stockholders Agreement will terminate. See "Certain Transactions--Stockholders Agreement." Each of the Other Selling Stockholders, except for Sandra B. Cochran and Judy M. Newsome, has a familial relationship.

(16) Mr. Anderson was Chairman of the Board of Directors of the Company in 1994 and through the consummation of the Recapitalization in November 1995.

(17) Was a Director of the Company in 1994 and through the consummation of the Recapitalization in November 1995.

                              CERTAIN TRANSACTIONS

    The Company believes that the terms of each transaction described below are comparable to, or more favorable to, the Company than the terms that would have been obtained in an arms' length transaction with an unaffiliated party.

STOCKHOLDERS AGREEMENT

    Charles C. Anderson, Sr., Joel R. Anderson, Charles C. Anderson, Jr., Terrence C. Anderson, Clyde B. Anderson, Sandra B. Cochran, Harold M. Anderson, First Anderson Grandchildren's Trust f/b/o Charles C. Anderson, III, First Anderson Grandchildren's Trust f/b/o Lauren A. Anderson, First Anderson Grandchildren's Trust f/b/o Hayley E. Anderson, Second Anderson Grandchildren's Trust f/b/o Alexandra R. Anderson, Third Anderson Grandchildren's Trust f/b/o Taylor Claire Anderson, Fourth Anderson Grandchildren's Trust f/b/o Carson Caine Anderson, Fifth Anderson Grandchildren's Trust f/b/o Harold M. Anderson, Jr., Sixth Anderson Grandchildren's Trust f/b/o Bentley Barbour Anderson, Seventh Anderson Grandchildren's Trust f/b/o Olivia Barbour Anderson, The Ashley R. Anderson Trust, Joel R. Anderson, II Trust, Gerald H. Daugherty, Martin R. Abroms, Alexandra Ruth Anderson Irrevocable Trust, Olivia Barbour Anderson 1995 Trust, Clyde Christian Anderson 1996 Trust, Carson Caine Anderson 1995 Trust, Bentley Barbour Anderson 1995 Trust, Keaton Carroll Anderson 1996 Trust, Taylor Claire Anderson 1996 Trust, Harold M. Anderson, Jr. 1996 Trust (collectively, the "Anderson Stockholders"), the Funds, Mr. Newsome and the Company entered into a stockholders agreement dated as of November 1, 1995, as amended (the "Stockholders Agreement").

    The Stockholders Agreement specifies the number of members of the Board of Directors of the Company as not more than nine and not less than six persons as well as the right of the Funds to nominate the majority of such members and the right of the Anderson Stockholders to nominate one such member. Such directors can only be removed for cause or if persons entitled to designate such directors consents to removal in writing.

    Actions of the Board require either (i) the affirmative vote of a majority of the directors at a duly convened meeting of the Board at which a quorum, of whom the majority must be designees of the Funds (other than the independent directors), is present or (ii) the unanimous written consent of the Board. Certain actions including an amendment to the Company's Certificate of Incorporation or Bylaws, a sudden and material change in the Company's line of business, and certain related party transactions, require the affirmative vote of the Board, with the director designated by the Anderson Stockholders voting in the affirmative.

    Subject to certain exceptions, including the public offering of Common Stock, the Stockholders Agreement currently provides preemptive rights to each of the Funds, the Anderson Stockholders and Mr. Newsome to purchase their respective PRO RATA portions of any newly issued stock of the Company or any newly issued securities convertible, exchangeable or exercisable into the Company's stock.

    The Stockholders Agreement grants the Anderson Stockholders and Mr. Newsome "tag along" rights to participate in a private sale of shares of Common Stock by the Funds to a third party. In addition, the Stockholders Agreement grants the Funds certain "drag along rights" to compel the Anderson Stockholders and Mr. Newsome to participate in a private sale of all the shares of Common Stock owned by the Funds to a third party.

    The Stockholders Agreement also grants to the Funds unlimited demand registration rights. The Company, notwithstanding these demand registration rights, shall not be obligated to effect more than one demand registration in any six-month period. The Stockholders Agreement also grants the Funds, the Anderson Stockholders and Mr. Newsome "piggy back" registration rights, subject to certain limitations, if the Company proposes to register its Common Stock. Clyde B. Anderson is entitled to "tag along," "piggy back" and demand registration rights, and is subject to "drag along rights" of the Funds, in respect of the

57,206 shares of Common Stock issued upon the exercise of the stock options granted to him on August 1, 1996. See "--Advisory Agreements."

    The Company is obligated to pay all reasonable fees, costs and expenses in connection with any demand or "piggy back" registration other than underwriting discounts or commissions. The Stockholders Agreement contains customary indemnity provisions between the Company and the Selling Stockholders for losses arising out of any demand or "piggy back" registration.

    Except for certain provisions relating to indemnification and contribution, the Stockholders Agreement will terminate when the number of shares of Common Stock held by the Anderson Stockholders falls below 323,689. The Company anticipates that immediately following the consummation of the Offering the Anderson Stockholders will hold 298,921 shares of Common Stock (assuming no exercise of the Underwriter's over-allotment option) and consequently, the Stockholders Agreement will terminate upon consummation of the Offering (except for the provisions relating to indemnification and contribution).

ADVISORY AGREEMENTS

    Prior to June 1, 1995, the Company contracted with ANCO Management Services, Inc. ("ANCO"), an affiliated entity of the Anderson Stockholders, to obtain certain financial advisory and administrative services. From June to November 1, 1995, following the liquidation of ANCO, the Company contracted for substantially similar services with Anderson & Anderson, LLC, another affiliated entity of the Anderson Stockholders. Fees for those services amounted to $227,000, $256,000 and $95,000 in fiscal 1994, 1995 and 1996, respectively.

    On November 1, 1995, the Company entered into an advisory agreement with Saunders Karp & Megrue, L.P. ("SKM"), a limited partnership the general partner of which is SKM Partners L.P., which is also the general partner of each of the Funds. Pursuant to the advisory agreement, SKM has agreed to provide certain financial advisory services to the Company. In consideration for these services, SKM is entitled to receive an annual fee of $200,000, payable quarterly in advance. The Company also has agreed to indemnify SKM for certain losses arising out of the provision of advisory services and to reimburse certain of SKM's out-of-pocket expenses.

    The Company and Clyde B. Anderson entered into an agreement effective as of August 1, 1996, pursuant to which Mr. Anderson provided advisory services to the Company, which agreement has terminated. In consideration of these services, Mr. Anderson received a fee of $25,000 in fiscal 1998.

    Effective as of August 1, 1996 the Company granted to Clyde B. Anderson options to buy 70,820 shares of Common Stock at an exercise price of $8.48 per share. The options were exercisable beginning six months after the closing of the initial public offering and ending nine months after the closing of the initial public offering. In June 1997, Mr. Anderson exercised these options (partially on a cashless basis) and received 57,206 shares of Common Stock in exchange for approximately $392,000 in cash and 13,614 shares of Common Stock.

NON-COMPETITION AGREEMENT

    Messrs. Charles C. Anderson, Joel R. Anderson and Clyde B. Anderson, as former controlling stockholders of the Company, have entered into a non-competition agreement with the Company and the Funds in connection with the Recapitalization. Under the agreement, Messrs. Andersons agreed not to be engaged in the retail sales of athletic equipment, apparel, footwear or other sporting goods in any and all states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Illinois, Tennessee and any other state immediately adjacent to any of the foregoing states at any time prior to November 1, 2000.

CERTAIN TRANSACTIONS WITH ANDERSON ENTITIES

    In February 1996 the Company sold its leasehold interest in its former headquarters and distribution facility to Anderson & Anderson, LLC, an entity affiliated with certain Anderson Stockholders, for $850,000.

    In fiscal 1996, Hibbett entered into a sublease agreement ("Sublease Agreement") with Books-A-Million, pursuant to which Hibbett will sublease certain real estate from Books-A-Million in Florence, Alabama for one of its stores. The term of the Sublease Agreement expires in June 2008. Under the Sublease Agreement, Hibbett will make annual lease payments to Books-A-Million of approximately $190,000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 6,392,330 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 1,133,197 shares sold in the Offering will be freely transferable by persons other than affiliates of the Company without registration under the Act. The Company's officers and directors and the Selling Stockholders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Common Stock of the Company or any securities convertible into, or exchangeable for, shares of Common Stock, subject to certain exceptions, owned by them without the prior written consent of Smith Barney Inc. for a period of 90 days after the date of this Prospectus. After the termination of such 90-day period, 2,890,671 shares of Common Stock may be sold if registered under the Act or pursuant to certain volume and other limitations under Rule 144 applicable to affiliates or pursuant to another exemption from registration under the Act. Furthermore, holders of an aggregate of 2,880,656 shares are entitled to piggyback registration rights, of which 2,785,642 shares are also entitled to demand registration rights.

    In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) may sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 64,000 shares immediately after the Offering) or the average weekly trading volume of the Company's Common Stock during the four-calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission; provided that at least one year has elapsed since the shares to be sold were last acquired from the Company or an affiliate of the Company. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, may sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements; provided that at least two years have elapsed since the shares to be sold were last acquired from the Company or an affiliate of the Company. 493,935 restricted shares have been issued for more than two years and will be eligible for sale under Rule 144(k) if their holders qualify for non-affiliate status.

    The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 90 days after the date of this Prospectus, without the prior written consent of Smith Barney Inc., subject to certain limited exceptions.

                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 12,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The following summaries of certain provisions of the Common Stock and Preferred Stock are subject to, and qualified in their entirety by, the provisions of the Company's Certificate of Incorporation, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part, and by applicable law.

COMMON STOCK

    As of September 15, 1997 there were 6,192,330 shares of Common Stock outstanding which were held of record by 49 stockholders. There will be 6,392,330 shares of Common Stock outstanding (assuming no exercise of outstanding options) upon completion of the Offering.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences as may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Except as provided in the Stockholders Agreement, the holders of Common Stock will have no preemptive or conversion rights or other subscription rights. See "Certain Transactions--Stockholders Agreement." There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is empowered by the Company's Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may affix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series or class of Preferred Stock preferences, powers and rights, with respect to voting, liquidation or otherwise, senior to the rights of the holders of Common Stock. The issuance of Preferred Stock could have the effect of, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company. There are no shares of Preferred Stock currently outstanding, and the Board of Directors has no present plans to issue any shares of Preferred Stock.

CHARTER AND BYLAW PROVISIONS

    Stockholders' rights and related matters are governed by the Delaware General Corporation Law, the Company's Certificate of Incorporation and its Bylaws. Certain provisions of the Certificate of Incorporation and Bylaws of the Company, which are summarized below, tend to limit stockholders' ability to influence matters of corporate governance. This may make it more difficult to change the composition of the Company's Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

    SIZE OF BOARD, CLASSIFIED BOARD, REMOVAL OF DIRECTORS AND FILLING
VACANCIES. The Company's Certificate of Incorporation provides that subject to the right to elect additional directors that may be granted to holders of any class or series of Preferred Stock, the number of directors shall be fixed from time to time as provided in the Bylaws, but may not consist of more than nine or less than six persons. The Certificate of Incorporation further provides that the directors other than those who may be elected by the holders of any class or series of Preferred Stock shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. The Bylaws provide that the majority of the votes cast in the election of directors shall elect those directors. Accordingly, the holders of a majority of the then outstanding shares of voting stock can elect all the directors of the class then being elected. The Certificate of Incorporation also provides that a director may be removed by stockholders only for cause by a vote of the holders of more than two-thirds of the shares entitled to vote generally in the election of directors. The Certificate of Incorporation also provides that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than a quorum.

    The foregoing provisions may have the effect of making it more difficult for stockholders to change the composition of the Board. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not the majority of the Company's stockholders believes that such a change would be desirable.

    SUPER MAJORITY VOTING REQUIREMENTS. The affirmative vote of the holders of more than two-thirds of the shares entitled to vote generally in the election of directors is required to amend, alter, change or repeal any of the foregoing provisions. In addition, under the Company's Certificate of Incorporation, the Company's Bylaws may not be amended by the stockholders without the affirmative vote of holders of more than two-thirds of the shares entitled to vote generally in the election of directors. This restriction makes it more difficult for the stockholders of the Company to amend the Bylaws and thus enhances the power of the Company's Board of Directors vis-a-vis stockholders with regard to the matters of corporate governance addressed by the Bylaws.

    LIMITATIONS ON CALLING SPECIAL STOCKHOLDER MEETINGS. Under the Company's Bylaws, special meetings of the stockholders may only be called by the Chairman of the Board, a majority of the Board of Directors or upon the demand of the holders of a majority of the shares entitled to vote at any such special meeting. This provision makes it more difficult for stockholders to require the Company to call a special meeting of stockholders to consider any proposed corporate action, including any sale of the Company, which may be favored by the stockholders.

DELAWARE LAW

    The Company is subject to Section 203 of the Delaware General Corporation Laws, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock, other than "interested stockholders" prior to the time the Common Stock of the Company is quoted on the Nasdaq National Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

LIMITATION OF DIRECTORS' LIABILITY

    Section 145 of the Delaware General Corporation Act permits the Company to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings "if [as to any officer, director or employee] he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his conduct was unlawful," provided that with respect to actions by, or in the right of the corporation against, such individuals, indemnification is not permitted as to any matter as to which such person "shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper." Individuals who are successful in the defense of such action are entitled to indemnification against expenses reasonably incurred in connection therewith.

    The By-Laws of the Company require the Company to indemnify directors and officers against liabilities which they may incur under the circumstances set forth in the preceding paragraph.

    The Company has obtained standard policies of insurance which covers (a) its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is SunTrust Bank, Atlanta.

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the Underwriting
Agreement dated             , each of the Underwriters named below has severally
agreed to purchase, and the Company has agreed to sell to such Underwriters, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                                                    NUMBER OF
     UNDERWRITER                                                                     SHARES
---------------------------------------------------------------------------------  -----------
Smith Barney Inc. ...............................................................
NationsBanc Montgomery Securities, Inc. .........................................
The Robinson-Humphrey Company, LLC ..............................................
BancAmerica Robertson Stephens...................................................
                                                                                   -----------
      Total......................................................................    1,133,197
                                                                                   -----------
                                                                                   -----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom Smith Barney Inc., NationsBanc Montgomery Securities, Inc., The Robinson-Humphrey Company, LLC and BancAmerica Robertson Stephens are acting as the Representatives, propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Common Stock to certain dealers at a price which represents a concession not in excess of
$    per share under the public offering price. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $    per share to
certain other dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to 169,980 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company, its officers and directors and all of the Selling Stockholders have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, pledge, contract to sell, or otherwise dispose of any Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) or other securities of the Company that are substantially similar to Common Stock or grant any options or warrants to purchase Common Stock or similar securities, subject to certain limited exceptions.

    In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. From time to time Latham & Watkins render certain legal services to the Funds and to certain of the Anderson Stockholders.

                                    EXPERTS

    The audited consolidated financial statements and related schedule of the Company and its subsidiaries as of February 3, 1996 and February 1, 1997, and for each of the three fiscal years in the period ended February 1, 1997, included in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copies obtained at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission:
7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material or any part thereof may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1801 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...................................................................         F-2

CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of February 3, 1996, February 1, 1997, and August 2, 1997 (unaudited).....         F-3
  Consolidated Statements of Operations for the fiscal years ended January 28, 1995, February 3, 1996, and
    February 1, 1997, and the twenty-six week periods ended August 3, 1996 and August 2, 1997
    (unaudited)............................................................................................         F-4
  Consolidated Statements of Stockholders' Investment (Deficit) for the fiscal years ended January 28,
    1995, February 3, 1996, and February 1, 1997, and the twenty-six week period ended August 2, 1997
    (unaudited)............................................................................................         F-5
  Consolidated Statements of Cash Flows for the fiscal years ended January 28,1995, February 3, 1996, and
    February 1, 1997, and the twenty-six week periods ended August 3, 1996 and August 2, 1997
    (unaudited)............................................................................................         F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hibbett Sporting Goods, Inc.:

    We have audited the accompanying consolidated balance sheets of HIBBETT SPORTING GOODS, INC. (a Delaware corporation, formerly an Alabama corporation) AND SUBSIDIARIES as of February 3, 1996 and February 1, 1997, and the related consolidated statements of operations, stockholders' investment (deficit), and cash flows for each of the three fiscal years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hibbett Sporting Goods, Inc. and subsidiaries as of February 3, 1996 and February 1, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 1, 1997, in conformity with generally accepted accounting principles.

                                          /S/ ARTHUR ANDERSEN LLP
--------------------------------------------------------------------------------
                                          ARTHUR ANDERSEN LLP

Birmingham, Alabama

March 18, 1997

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                            FEBRUARY 3,  FEBRUARY 1,    AUGUST 2,
                                                                                               1996         1997          1997
                                                                                            -----------  -----------  -------------
                                                                                                                       (UNAUDITED)
ASSETS
  Current Assets:
    Cash and cash equivalents.............................................................   $      31    $   2,269     $   1,073
    Accounts receivable, net..............................................................       1,341        2,097         2,247
    Inventories...........................................................................      20,705       24,521        33,546
    Prepaid expenses and other............................................................         756          485         1,495
    Refundable income taxes...............................................................         419          128            62
    Deferred income taxes.................................................................         538          626           719
                                                                                            -----------  -----------  -------------
                                                                                                23,790       30,126        39,142
                                                                                            -----------  -----------  -------------
  Property and Equipment:
    Land..................................................................................         748           24            24
    Buildings.............................................................................       4,869          216           216
    Equipment.............................................................................       4,581        5,798         6,474
    Furniture and fixtures................................................................       3,470        4,564         5,163
    Leasehold improvements................................................................       5,901        7,321         8,045
    Construction in progress..............................................................         170          683           309
                                                                                            -----------  -----------  -------------
                                                                                                19,739       18,606        20,231
    Less accumulated depreciation & amortization..........................................       7,605        8,722         9,746
                                                                                            -----------  -----------  -------------
                                                                                                12,134        9,884        10,485
                                                                                            -----------  -----------  -------------
  Noncurrent Assets:
    Deferred income taxes.................................................................         308          321           343
    Unamortized debt issuance costs, net..................................................         434       --            --
    Other, net............................................................................          36           27            24
                                                                                            -----------  -----------  -------------
                                                                                                   778          348           367
                                                                                            -----------  -----------  -------------
                                                                                             $  36,702    $  40,358     $  49,994
                                                                                            -----------  -----------  -------------
                                                                                            -----------  -----------  -------------
LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT)
  Current Liabilities:
    Accounts payable......................................................................   $  10,371    $  10,381     $  16,622
    Accrued income taxes..................................................................      --              436           121
    Accrued expenses:
      Payroll-related.....................................................................       1,079        1,875         1,323
      Other...............................................................................         887        1,144         1,402
      Related-party.......................................................................         546           10            33
                                                                                            -----------  -----------  -------------
                                                                                                12,883       13,846        19,501
                                                                                            -----------  -----------  -------------

  Long-Term Debt..........................................................................      31,912       --               704
                                                                                            -----------  -----------  -------------
  Commitments and Contingencies
  Stockholders' Investment (Deficit):
    Preferred Stock, $.01 par value, 1,000,000 shares authorized, no shares outstanding...      --           --            --
    Common Stock, $.01 par value, 50,000,000 shares authorized, 23,389,000 shares issued and outstanding at February 3, 1996; and $.01 par value, 12,000,000 shares authorized, 6,134,261 shares issued and outstanding at February 1, 1997; and
     12,000,000 shares authorized, 6,192,330 shares issued and outstanding at August 2,
     1997 (unaudited).....................................................................         234           61            62
    Paid-in capital.......................................................................      14,933       47,974        48,840
    Retained earnings (deficit)...........................................................     (23,260)     (21,523)      (19,113)
                                                                                            -----------  -----------  -------------
                                                                                                (8,093)      26,512        29,789
                                                                                            -----------  -----------  -------------
                                                                                             $  36,702    $  40,358     $  49,994
                                                                                            -----------  -----------  -------------
                                                                                            -----------  -----------  -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          TWENTY-SIX WEEKS ENDED
                                                                                          ----------------------
                                                   JANUARY 28,  FEBRUARY 3,  FEBRUARY 1,  AUGUST 3,   AUGUST 2,
                                                      1995         1996         1997         1996        1997
                                                   -----------  -----------  -----------  ----------  ----------
                                                   (52 WEEKS)   (53 WEEKS)   (52 WEEKS)        (UNAUDITED)

Net sales........................................   $  52,266    $  67,077    $  86,401   $   39,019  $   52,558
Cost of goods sold, including warehouse,
  distribution, and store occupancy costs........      36,225       46,642       60,017       27,272      36,681
                                                   -----------  -----------  -----------  ----------  ----------
    Gross profit.................................      16,041       20,435       26,384       11,747      15,877
Store operating, selling, and administrative
  expenses.......................................      10,453       13,471       17,339        7,767      10,912
Depreciation and amortization....................       1,066        1,322        1,821          826       1,073
                                                   -----------  -----------  -----------  ----------  ----------
    Operating income.............................       4,522        5,642        7,224        3,154       3,892
Interest expense (income), net...................         654        1,685        2,642        1,814         (11)
                                                   -----------  -----------  -----------  ----------  ----------
  Income before provision for income taxes and
    extraordinary item...........................       3,868        3,957        4,582        1,340       3,903
Provision for income taxes.......................       1,479        1,514        1,752          514       1,493
                                                   -----------  -----------  -----------  ----------  ----------
  Income before extraordinary item...............       2,389        2,443        2,830          826       2,410
Extraordinary item, net of income tax benefit of
  $677...........................................      --           --           (1,093)      --          --
                                                   -----------  -----------  -----------  ----------  ----------
    Net income...................................   $   2,389    $   2,443    $   1,737   $      826  $    2,410
                                                   -----------  -----------  -----------  ----------  ----------
                                                   -----------  -----------  -----------  ----------  ----------
Earnings per common share:
  Income before extraordinary item...............   $    0.37    $    0.42    $    0.61   $     0.21  $     0.38
  Extraordinary item, net........................      --           --            (0.24)      --          --
                                                   -----------  -----------  -----------  ----------  ----------
  Net income.....................................   $    0.37    $    0.42    $    0.37   $     0.21  $     0.38
                                                   -----------  -----------  -----------  ----------  ----------
                                                   -----------  -----------  -----------  ----------  ----------
Weighted average shares outstanding..............   6,504,521    5,838,267    4,666,173    3,938,223   6,264,084
                                                   -----------  -----------  -----------  ----------  ----------
                                                   -----------  -----------  -----------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                           COMMON STOCK
                                                                    --------------------------              RETAINED
                                                                      NUMBER OF                  PAID-IN    EARNINGS
                                                                       SHARES        AMOUNT      CAPITAL   (DEFICIT)
                                                                    -------------  -----------  ---------  ----------
BALANCE, January 29, 1994.........................................         10,256   $       1   $     126  $    5,743
  Net income......................................................       --            --          --           2,389
  Change in par value.............................................       --                (1)          1      --
  Issuance of shares in connection with a 100-for-1 stock split...      1,015,344          10         (10)     --
                                                                    -------------       -----   ---------  ----------
BALANCE, January 28, 1995.........................................      1,025,600          10         117       8,132
  Net income......................................................       --            --          --           2,443
  Issuance of shares in connection with a 38.687189-for-1 stock
  split...........................................................     38,651,981         387        (387)     --
  Purchase and retirement of shares...............................    (34,220,000)       (342)        (43)    (33,835)
  Issuance of shares..............................................     17,609,000         176      17,433      --
  Expenses related to capital transactions........................        322,419           3      (2,187)     --
                                                                    -------------       -----   ---------  ----------
BALANCE, February 3, 1996.........................................     23,389,000         234      14,933     (23,260)
  Net income......................................................       --            --          --           1,737
  Retroactive effect of 1-for-6.1 reverse stock split.............    (19,554,739)       (196)        196      --
  Initial public offering of common stock, net of offering costs
  of $1,356.......................................................      2,300,000          23      32,845      --
                                                                    -------------       -----   ---------  ----------
BALANCE, February 1, 1997.........................................      6,134,261          61      47,974     (21,523)
  Net income (Unaudited)..........................................       --            --          --           2,410
  Issuance of shares from the employee stock purchase plan and the
  exercise of stock options (Unaudited)...........................         58,069           1         866      --
                                                                    -------------       -----   ---------  ----------
BALANCE, August 2, 1997 (Unaudited)...............................      6,192,330   $      62   $  48,840  $  (19,113)
                                                                    -------------       -----   ---------  ----------
                                                                    -------------       -----   ---------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                      FISCAL YEAR ENDED
                                                                                                   ------------------------
                                                                                                   JANUARY 28,  FEBRUARY 3,
                                                                                                      1995         1996
                                                                                                   -----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................................   $   2,389    $   2,443
                                                                                                   -----------  -----------
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Extraordinary item...........................................................................      --           --
    Depreciation and amortization................................................................       1,124        1,475
    Deferred income taxes........................................................................        (266)        (140)
    (Gain) loss on disposal of assets............................................................           4            6
    Interest expense funded through additional debt..............................................      --              128
    (Increase) decrease in assets:
      Accounts receivable, net...................................................................          (9)        (247)
      Inventories................................................................................      (3,930)      (5,969)
      Prepaid expenses and other.................................................................          71         (644)
      Refundable income taxes....................................................................          61         (419)
      Other noncurrent assets....................................................................          11         (474)
    Increase (decrease) in liabilities:
      Accounts payable...........................................................................       2,978        2,828
      Accrued income taxes.......................................................................          71          (71)
      Accrued expenses...........................................................................         694          926
                                                                                                   -----------  -----------
        Total adjustments........................................................................         809       (2,601)
                                                                                                   -----------  -----------
    Net cash provided by (used in) operating activities..........................................       3,198         (158)
                                                                                                   -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................................................      (2,179)      (8,172)
  Proceeds from sale of property.................................................................          26            6
                                                                                                   -----------  -----------
    Net cash provided by (used in) investing activities..........................................      (2,153)      (8,166)
                                                                                                   -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common shares in initial public offering.........................      --           --
  Repayment of subordinated and senior subordinated notes payable to stockholders................      --           --
  Revolving loan borrowings and repayments, net..................................................      --           12,140
  Repayment of term loan.........................................................................      --           --
  Purchase and retirement of shares in the Recapitalization......................................      --          (22,250)
  Issuance of shares in the Recapitalization.....................................................      --           17,609
  Expenses related to the Recapitalization.......................................................      --           (2,184)
  Principal payments on long-term debt...........................................................      (3,251)      (5,328)
  Proceeds from issuance of long-term debt to stockholders.......................................      --            6,641
  Proceeds from term loan........................................................................      --            1,000
  Proceeds from issuance of long-term debt.......................................................       4,579       --
  Proceeds from options exercised and purchase of shares under employee stock purchase plan......      --           --
  Borrowings (repayments) of short-term debt, net................................................      (2,179)      --
                                                                                                   -----------  -----------
    Net cash provided by (used in) financing activities..........................................        (851)       7,628
                                                                                                   -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................................         194         (696)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................................................         533          727
                                                                                                   -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................................   $     727    $      31
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.....................................................................................   $     612    $   1,038
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
    Income taxes, net of refunds.................................................................   $   1,500    $   2,144
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
  Issuance of debt (including unamortized debt discount) to stockholders for the purchase of
    shares in the Recapitalization...............................................................   $  --        $  13,051
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
  Issuance of stock as compensation related to capital transactions in the Recapitalization......   $  --        $     322
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
  Noncash recognition of paid-in capital related to exercise of stock options....................   $  --        $  --
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------

                                                                                                                TWENTY-SIX
                                                                                                                WEEKS ENDED
                                                                                                                -----------
                                                                                                   FEBRUARY 1,   AUGUST 3,
                                                                                                      1997         1996
                                                                                                   -----------  -----------
                                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................................   $   1,737    $     826
                                                                                                   -----------  -----------
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Extraordinary item...........................................................................       1,770       --
    Depreciation and amortization................................................................       1,969          943
    Deferred income taxes........................................................................        (101)        (116)
    (Gain) loss on disposal of assets............................................................        (533)        (504)
    Interest expense funded through additional debt..............................................          14           14
    (Increase) decrease in assets:
      Accounts receivable, net...................................................................        (756)        (364)
      Inventories................................................................................      (3,816)      (6,241)
      Prepaid expenses and other.................................................................         271         (438)
      Refundable income taxes....................................................................         291          (74)
      Other noncurrent assets....................................................................           9           (7)
    Increase (decrease) in liabilities:
      Accounts payable...........................................................................          10           64
      Accrued income taxes.......................................................................         436       --
      Accrued expenses...........................................................................         517        1,580
                                                                                                   -----------  -----------
        Total adjustments........................................................................          81       (5,143)
                                                                                                   -----------  -----------
    Net cash provided by (used in) operating activities..........................................       1,818       (4,317)
                                                                                                   -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................................................      (4,308)      (2,385)
  Proceeds from sale of property.................................................................       5,267        5,553
                                                                                                   -----------  -----------
    Net cash provided by (used in) investing activities..........................................         959        3,168
                                                                                                   -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common shares in initial public offering.........................      32,868       --
  Repayment of subordinated and senior subordinated notes payable to stockholders................     (20,267)      --
  Revolving loan borrowings and repayments, net..................................................     (12,140)      --
  Repayment of term loan.........................................................................      (1,000)      --
  Purchase and retirement of shares in the Recapitalization......................................      --           --
  Issuance of shares in the Recapitalization.....................................................      --           --
  Expenses related to the Recapitalization.......................................................      --           --
  Principal payments on long-term debt...........................................................      --           (4,267)
  Proceeds from issuance of long-term debt to stockholders.......................................      --           --
  Proceeds from term loan........................................................................      --           --
  Proceeds from issuance of long-term debt.......................................................      --           --
  Proceeds from options exercised and purchase of shares under employee stock purchase plan......      --           --
  Borrowings (repayments) of short-term debt, net................................................      --            5,421
                                                                                                   -----------  -----------
    Net cash provided by (used in) financing activities..........................................        (539)       1,154
                                                                                                   -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................................       2,238            5
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................................................          31           31
                                                                                                   -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................................   $   2,269    $      36
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.....................................................................................   $   3,006    $     632
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
    Income taxes, net of refunds.................................................................   $     846    $     703
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
  Issuance of debt (including unamortized debt discount) to stockholders for the purchase of
    shares in the Recapitalization...............................................................   $  --        $  --
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
  Issuance of stock as compensation related to capital transactions in the Recapitalization......   $  --        $  --
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------
  Noncash recognition of paid-in capital related to exercise of stock options....................   $  --        $  --
                                                                                                   -----------  -----------
                                                                                                   -----------  -----------


                                                                                                    AUGUST 2,
                                                                                                      1997
                                                                                                   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................................   $   2,410
                                                                                                   -----------
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Extraordinary item...........................................................................      --
    Depreciation and amortization................................................................       1,073
    Deferred income taxes........................................................................        (115)
    (Gain) loss on disposal of assets............................................................           7
    Interest expense funded through additional debt..............................................      --
    (Increase) decrease in assets:
      Accounts receivable, net...................................................................        (150)
      Inventories................................................................................      (9,025)
      Prepaid expenses and other.................................................................      (1,010)
      Refundable income taxes....................................................................          66
      Other noncurrent assets....................................................................          (3)
    Increase (decrease) in liabilities:
      Accounts payable...........................................................................       6,241
      Accrued income taxes.......................................................................        (315)
      Accrued expenses...........................................................................         191
                                                                                                   -----------
        Total adjustments........................................................................      (3,040)
                                                                                                   -----------
    Net cash provided by (used in) operating activities..........................................        (630)
                                                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................................................      (1,680)
  Proceeds from sale of property.................................................................           5
                                                                                                   -----------
    Net cash provided by (used in) investing activities..........................................      (1,675)
                                                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common shares in initial public offering.........................      --
  Repayment of subordinated and senior subordinated notes payable to stockholders................      --
  Revolving loan borrowings and repayments, net..................................................      --
  Repayment of term loan.........................................................................      --
  Purchase and retirement of shares in the Recapitalization......................................      --
  Issuance of shares in the Recapitalization.....................................................      --
  Expenses related to the Recapitalization.......................................................      --
  Principal payments on long-term debt...........................................................      --
  Proceeds from issuance of long-term debt to stockholders.......................................      --
  Proceeds from term loan........................................................................      --
  Proceeds from issuance of long-term debt.......................................................      --
  Proceeds from options exercised and purchase of shares under employee stock purchase plan......         405
  Borrowings (repayments) of short-term debt, net................................................         704
                                                                                                   -----------
    Net cash provided by (used in) financing activities..........................................       1,109
                                                                                                   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................................      (1,196)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................................................       2,269
                                                                                                   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................................   $   1,073
                                                                                                   -----------
                                                                                                   -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.....................................................................................   $       4
                                                                                                   -----------
                                                                                                   -----------
    Income taxes, net of refunds.................................................................   $   1,923
                                                                                                   -----------
                                                                                                   -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
  Issuance of debt (including unamortized debt discount) to stockholders for the purchase of
    shares in the Recapitalization...............................................................   $  --
                                                                                                   -----------
                                                                                                   -----------
  Issuance of stock as compensation related to capital transactions in the Recapitalization......   $  --
                                                                                                   -----------
                                                                                                   -----------
  Noncash recognition of paid-in capital related to exercise of stock options....................   $     462
                                                                                                   -----------
                                                                                                   -----------

 The accompanying notes are an integral part of these consolidated statements.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Hibbett Sporting Goods, Inc. (the "Company") is an operator of full-line sporting goods retail stores in small to mid-sized markets in the Southeastern United States. The Company's fiscal year ends on the Saturday closest to January 31 of each year. The Company's merchandise assortment features a core selection of brand name merchandise emphasizing team and individual sports complemented by a selection of localized apparel and accessories designed to appeal to a wide range of customers within each market.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include its accounts and the accounts of all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (1) the reported amounts of certain assets and liabilities and disclosure of certain contingent assets and liabilities at the date of the financial statements, and (2) the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the unaudited consolidated balance sheet as of August 2, 1997, and the unaudited consolidated statements of operations and cash flows for the twenty-six week periods ended August 3, 1996 and August 2, 1997, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for interim periods are not necessarily indicative of results for the full year as the Company's business is seasonal. Typically, sales and net income from operations are highest during the fourth fiscal quarter.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of the consolidated statements of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

    Inventories are valued at the lower of cost or market using the retail inventory method of accounting, with cost determined on a first-in, first-out basis and market based on the lower of replacement cost or estimated realizable value. The Company's business is dependent to a significant degree upon close relationships with its vendors. During fiscal 1997, the Company's largest vendor, Nike, represented approximately 40% of its purchases.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. It is the Company's policy to depreciate assets acquired prior to January 28, 1995 using accelerated and straight-line methods over the estimated service lives (3 to 10 years for equipment, 5 to 10 years for furniture and fixtures, and 10 to 31.5 years for buildings) and to amortize leasehold improvements using the straight-line method over the periods of the applicable leases. Depreciation on assets acquired subsequent to January 28, 1995 is provided using the straight-line method over the estimated service lives (3 to 5 years for equipment, 7 years for furniture and fixtures, and 39 years for buildings) or, in the case of leasehold improvements, 10 years or over the lives of the respective leases, if shorter.

    Maintenance and repairs are charged to expense as incurred. Costs of renewals and betterments are capitalized by charges to property accounts and are depreciated using applicable annual rates. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

STORE OPENING COSTS

    Non-capital expenditures incurred in preparation for opening new retail stores are expensed in the period each store opens.

STOCK-BASED COMPENSATION

    Compensation cost is measured under the intrinsic value method in accordance with Accounting Principles Bulletin No. 25. Pro forma disclosures of net income and earnings per share are presented as if the fair value method had been applied, as required under Statement of Financial Accounting Standards ("SFAS") No. 123.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    In preparing disclosures about the fair value of financial instruments, management has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings and accounts payable, because of the short maturities of those instruments. The estimated fair values of any long-term debt instruments outstanding at year end are based upon the current interest rate environment and remaining term to maturity.

ADVERTISING COSTS

    Costs incurred for producing and communicating advertising are expensed when incurred.

INCOME TAXES

    The Company accounts for income taxes using the asset and liability method, which generally requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In addition, the asset and liability method requires the adjustment of previously deferred income taxes for changes in tax rates.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    During 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. The new standard requires all businesses to recognize an impairment loss on a long-lived asset as a charge to current income when certain events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company adopted the new standard effective February 4, 1996 with no significant impact on its financial position or results of operations.

EARNINGS PER SHARE

    Earnings per share for each of the periods presented is calculated by dividing net income by the number of weighted average common shares outstanding. Common Stock equivalents in the form of stock options are included in the calculation utilizing the treasury stock method for all periods presented. All earnings per share, weighted average shares outstanding, stock options, and stock option per share amounts have been retroactively restated for all periods presented to reflect the 1-for-6.1 reverse stock split discussed in Note 2. Supplemental earnings per share is calculated by dividing net income after adjustment for applicable interest expense of $1,491,000 (net of tax), by the adjusted number of weighted average shares outstanding (6,134,261 shares after giving effect to the number of shares to repay $31,012,000 of debt). Supplemental earnings per share before and after an extraordinary item for the fiscal year ended February 1, 1997 was $.70 and $.53, respectively.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. SFAS No. 128 revises the methodology to be used in computing earnings per share ("EPS") such that the computations required for primary and fully diluted EPS are to be replaced with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed in the same manner as fully diluted EPS, except that, among other changes, the average share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company will adopt SFAS No. 128 effective January 31, 1998, and will restate EPS for all periods presented. The Company anticipates that the amounts reported for basic and diluted EPS will be as follows:

                                                                 FISCAL YEAR ENDED               TWENTY-SIX WEEKS ENDED
                                                     -----------------------------------------  ------------------------
                                                      JANUARY 28,    FEBRUARY 3,   FEBRUARY 1,   AUGUST 3,    AUGUST 2,
                                                         1995           1996          1997         1996         1997
                                                     -------------  -------------  -----------  -----------  -----------
                                                                                                       UNAUDITED
BASIC EARNINGS PER SHARE
Income before extraordinary item...................    $    0.37      $    0.42     $    0.62    $    0.22    $    0.39
Extraordinary item, net............................           --             --         (0.24)          --           --
                                                           -----          -----    -----------       -----        -----
Basic earnings per share...........................    $    0.37      $    0.42     $    0.38    $    0.22    $    0.39
                                                           -----          -----    -----------       -----        -----
                                                           -----          -----    -----------       -----        -----

DILUTED EARNINGS PER SHARE
Income before extraordinary item...................    $    0.37      $    0.42     $    0.61    $    0.21    $    0.38
Extraordinary item, net............................           --             --         (0.24)          --           --
                                                           -----          -----    -----------       -----        -----
Diluted earnings per share.........................    $    0.37      $    0.42     $    0.37    $    0.21    $    0.38
                                                           -----          -----    -----------       -----        -----
                                                           -----          -----    -----------       -----        -----

NEW ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of "comprehensive income," which is the total of net income and all other non-owner changes in stockholders' equity, and its components. The Company will adopt the standard in fiscal 1999.

    In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131, which supersedes SFAS Nos. 14, 18, 24 and 30, establishes new standards for segment reporting, using the "management approach," in which reportable segments are based on the same criteria on which management disaggregates a business for making operating decisions and assessing performance. The Company is in the process of evaluating SFAS No. 131 and its impact and will adopt the standard by fiscal 1999.

PRIOR YEAR RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform to the current year presentation.

2. STOCKHOLDERS' INVESTMENT TRANSACTIONS

    In December 1994, the Company's Board of Directors approved an increase in the number of authorized shares of common stock from 20,000 to 3,000,000 shares and a decrease in the par value from $.10 to $.01 per share. In addition, the Company's Board of Directors declared a 100-for-1 stock split in the form of a 100% stock dividend.

    On November 1, 1995, the Company's Board of Directors approved a series of equity and debt transactions which resulted in a recapitalization of the Company and a change in controlling ownership of the common stock outstanding (the "Recapitalization"). In connection with the Recapitalization, the Company's Board of Directors (i) increased the number of authorized shares of common stock from 3,000,000 to 50,000,000 shares, (ii) declared a 38.687189-for-1 stock split, (iii) approved the repurchase and

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

2. STOCKHOLDERS' INVESTMENT TRANSACTIONS (CONTINUED) retirement of 34,220,000 shares (5,609,836 shares after giving retroactive effect to the 1-for-6.1 reverse stock split discussed below) of common stock for $1.00 per share ($6.10 per share after giving retroactive effect to the 1-for-6.1 reverse stock split discussed below) with $22,250,000 cash and the issuance of $13,051,000 of debt (including unamortized debt discount), and (iv) approved the issuance of 17,609,000 new shares (2,886,721 shares after giving effect of the 1-for-6.1 reverse stock split discussed below) of common stock at $1.00 per share ($6.10 per share after giving retroactive effect to the 1-for-6.1 reverse stock split discussed below) and $7,074,000 of debt (including unamortized debt discount) for $24,250,000 cash. Expenses of $2,506,000 were incurred in connection with the Recapitalization and reduced paid-in capital.

    On September 13, 1996, the Company's Board of Directors approved a 1-for-6.1 reverse stock split of the Company's Common Stock. In addition, the Board of Directors approved a plan of reorganization which included (i) reincorporating the Company in the state of Delaware, (ii) decreasing the number of authorized shares of common stock from 50,000,000 to 12,000,000 shares, and (iii) authorizing 1,000,000 shares of preferred stock, par value $.01 per share.

    On October 11, 1996, the Company completed its initial public offering of 2,300,000 shares of common stock at the initial public offering price of $16 per share. The net proceeds to the Company of $32,868,000 were used to repay the subordinated notes and accrued interest thereon, to repay the term loan and accrued interest thereon, and to reduce borrowings under the revolving loan agreement (see Note 3). All references in the financial statements to weighted average shares outstanding, earnings per share, and stock options have been restated to reflect the above stock splits and the reverse stock split.

3. LONG-TERM DEBT

    The Company's long-term debt is as follows:

                                                                   FEBRUARY 3,      FEBRUARY 1,      AUGUST 2,
                                                                      1996             1997            1997
                                                                 ---------------  ---------------  -------------
                                                                                                    (UNAUDITED)
Revolving loan agreement.......................................   $  12,140,000    $           0    $   704,000
Term loan agreement, due November 1997, unsecured..............       1,000,000                0              0
Subordinated notes payable to stockholders, unsecured, 12%, due
  November 2002, interest payable quarterly, beginning November
  1, 1996......................................................      16,000,000                0              0
Senior subordinated bridge notes payable to stockholders,
  unsecured, 12%, due November 2000, interest payable
  quarterly....................................................       4,253,000                0              0
Unamortized debt discount......................................      (1,481,000)               0              0
                                                                 ---------------  ---------------  -------------
                                                                     31,912,000                0        704,000
Less current maturities........................................               0                0              0
                                                                 ---------------  ---------------  -------------
                                                                  $  31,912,000    $           0    $   704,000
                                                                 ---------------  ---------------  -------------
                                                                 ---------------  ---------------  -------------

    At February 1, 1997, and August 2, 1997 (unaudited) the Company maintained an unsecured revolving credit facility (the "Facility") totaling $20,000,000 which expires October 31, 1999. There were no amounts outstanding under the Facility at February 1, 1997, and there was $704,000 outstanding under the Facility at August 2, 1997 (unaudited). Under the Facility, the Company may borrow amounts against a base rate, a

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

3. LONG-TERM DEBT (CONTINUED)
quoted costs of funds rate, or a LIBOR based rate. The average amount of borrowings outstanding under the Facility during fiscal 1997 was $5,028,000, the maximum amount outstanding was $6,261,000, and the weighted average interest rate was 7.44%. The average amount of borrowings outstanding under the Facility for the twenty-six week period ended August 2, 1997 (unaudited) was $200,000, the maximum amount outstanding was $1,494,000 and the weighted average interest rate was 6.56%.

    The Company's Facility contains certain restrictive covenants common to such agreements. The Company was in compliance with respect to all of its covenants at February 1, 1997 and August 2, 1997 (unaudited).

    From November 1, 1995 until October 31, 1996, the Company maintained a revolving loan agreement totaling $25,000,000 which was secured by certain levels of the Company's accounts receivable and inventories. In connection with the Company's initial public offering, the amount outstanding under the agreement was repaid and the revolving loan agreement was terminated. The average amount of borrowings outstanding under the revolving loan agreement during fiscal 1997 was $15,996,000, the maximum amount outstanding was $18,522,000, and the weighted average interest rate was 9.0%. The Company's term loan was also repaid in connection with the Company's initial public offering. The interest rate on the amount outstanding at February 3, 1996, was 9.45%.

    As part of the Recapitalization, in November 1995, the Company issued to stockholders subordinated notes and senior subordinated bridge notes totaling $20,125,000 with an original issue discount of $1,514,000 related solely to the stockholders' subordinated notes. A portion of the proceeds of these borrowings were utilized to retire existing debt. In January 1996, the Company issued $128,000 of additional notes as satisfaction for interest on the Company's bridge notes. The Company repaid the senior subordinated bridge notes in February 1996. In connection with the Company's initial public offering in October 1996, the subordinated notes were repaid. The repayment resulted in a loss of $1,093,000 (net of the applicable income tax benefit of $677,000) which is classified as an extraordinary item in the accompanying statement of operations.

    During most of fiscal 1996, the Company maintained working capital lines of credit under which the average borrowings outstanding were $5,200,000, and the maximum borrowings outstanding were $6,697,000. The weighted average interest rate was approximately 9.0%.

    The estimated fair value of the Company's long-term debt was $32,657,000 and $704,000 (unaudited) at February 3, 1996 and August 2, 1997, respectively.

4. LEASES

    The Company leases the premises for its retail sporting goods stores under operating leases which expire in various years through the year 2008. Many of these leases contain renewal options and require the Company to pay executory costs (such as property taxes, maintenance, and insurance). Rental payments typically include minimum rentals plus contingent rentals based on sales.

    In February 1996, the Company entered into a sale-leaseback transaction to finance its new warehouse and office facilities. The sales price of $4,700,000 approximated the book value of the facility after considering transaction expenses. The related lease term is for 15 years at $476,000 per year and is structured as an operating lease.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

4. LEASES (CONTINUED)
    Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of February 1, 1997 are as follows:

           FISCAL YEAR ENDING
-----------------------------------------
1998.....................................  $   4,807,000
1999.....................................      4,683,000
2000.....................................      4,527,000
2001.....................................      3,760,000
2002.....................................      3,378,000
Thereafter...............................     10,805,000
                                           -------------
                                           $  31,960,000
                                           -------------
                                           -------------

    Rental expense for all operating leases consisted of the following:

                                               FISCAL YEAR ENDED                     TWENTY-SIX WEEKS ENDED
                               -------------------------------------------------  ----------------------------
                                 JANUARY 28,      FEBRUARY 3,      FEBRUARY 1,      AUGUST 3,      AUGUST 2,
                                    1995             1996             1997            1996           1997
                               ---------------  ---------------  ---------------  -------------  -------------

                                                                                          (UNAUDITED)
Minimum rentals..............   $   2,469,000    $   3,080,000    $   4,365,000    $ 1,952,000    $ 2,494,000
Contingent rentals...........         392,000          487,000          682,000        360,000        528,000
                               ---------------  ---------------  ---------------  -------------  -------------
                                $   2,861,000    $   3,567,000    $   5,047,000    $ 2,312,000    $ 3,022,000
                               ---------------  ---------------  ---------------  -------------  -------------
                               ---------------  ---------------  ---------------  -------------  -------------

5. PROFIT-SHARING PLAN

    The Company maintains a 401(k) profit sharing plan (the "Plan") which permits participants to make pretax contributions to the Plan. The Plan covers all employees who have completed one year of service and who are at least 21 years of age. Participants of the Plan may voluntarily contribute from 2% to 15% of their compensation within certain dollar limits as allowed by law. These elective contributions are made under the provisions of Section 401(k) of the Internal Revenue Code which allows deferral of income taxes on the amount contributed to the Plan. The Company's contribution to the Plan equals (1) an amount determined at the discretion of the Board of Directors plus (2) a matching contribution equal to a discretionary percentage of up to 6% of a participant's compensation. Contribution expense for fiscal years 1995, 1996, and 1997 was $108,000, $165,000, and $238,000, respectively, and was $47,000 and
$37,000 (unaudited) for the twenty-six week periods ended August 3, 1996, and August 2, 1997, respectively.

6. RELATED-PARTY TRANSACTIONS

    Subsequent to November 1, 1995, the Company's new majority stockholder began providing financial advisory services to the Company for an annual fee of $200,000. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning, and financing of the Company. Management fee expense under this arrangement was $50,000 and $200,000 in fiscal 1996 and fiscal 1997, respectively, and was $100,000 for the twenty-six week periods ended August 3, 1996 and August 2, 1997 (unaudited).

    Prior to November 1, 1995, the Company's previous majority stockholders (now minority stockholders) provided to the Company similar services as discussed above. Fees for these services amounted to $0,

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

6. RELATED-PARTY TRANSACTIONS (CONTINUED)
$95,000, and $256,000 in fiscal years 1997, 1996, and 1995, respectively, and $0 (unaudited) in the twenty-six week periods ended August 3, 1996, and August 2, 1997, respectively.

    Subordinated notes payable to stockholders, net of the related unamortized debt discount, were outstanding and included in long-term debt in the amount of $18,772,000 at February 3, 1996. Related to these notes, the Company incurred approximately $1,355,000 of interest expense in fiscal 1997. In fiscal 1996, the Company incurred approximately $620,000 of interest expense, of which approximately $492,000 was included in accrued expenses and approximately $128,000 was capitalized into the senior subordinated bridge notes payable at February 3, 1996.

    In connection with services provided to the Company related to the Recapitalization discussed in Note 2, the Company paid the majority stockholder and minority stockholders approximately $575,000 and $63,000, respectively, and issued to a minority stockholder 322,419 shares (52,855 shares after giving retroactive effect to the 1-for-6.1 reverse stock split discussed in Note 2) of common stock with an aggregate value of approximately $322,000. These costs were recorded as a reduction to paid-in capital.

    In November 1995, the Company entered into a sublease for one store with an entity that is controlled by a minority stockholder which expires in June 2008. Minimum lease payments were $27,000 and $191,000 in fiscal 1996 and fiscal 1997, respectively. Future minimum lease payments under this noncancelable sublease aggregate $2,082,000 as of August 2, 1997 (unaudited).

    The Company leased its previous warehouse and office facilities under a lease-purchase agreement which was fully paid in a previous year. Subsequent to February 3, 1996, the Company sold an assignment of its interest in the lease on this property to a related party for $850,000, which resulted in a gain of approximately $513,000 in the fiscal year ended February 1, 1997.

    On August 1, 1996, the Company entered into an agreement with a minority stockholder which provided for an annual fee of $50,000 and the grant of 70,820 stock options discussed in Note 8 in consideration for his advisory services to the Company. In consideration of these services, Mr. Anderson received a fee of $25,000 (unaudited) in the twenty-six week period ended August 3, 1997. The agreement has subsequently been terminated.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

7. INCOME TAXES

    A summary of the components of the provision for income taxes is as follows:

                                                                                        TWENTY-SIX WEEK
                                               FISCAL YEAR ENDED                          PERIOD ENDED
                               -------------------------------------------------  ----------------------------
                                 JANUARY 28,      FEBRUARY 3,      FEBRUARY 1,      AUGUST 3,      AUGUST 2,
                                    1995             1996             1997            1996           1997
                               ---------------  ---------------  ---------------  -------------  -------------

                                                                                          (UNAUDITED)
Federal:
  Current....................   $   1,553,000    $   1,476,000    $   1,650,000    $   561,000    $ 1,432,000
  Deferred...................        (237,000)        (126,000)         (90,000)      (104,000)      (102,000)
                               ---------------  ---------------  ---------------  -------------  -------------
                                    1,316,000        1,350,000        1,560,000        457,000      1,330,000
                               ---------------  ---------------  ---------------  -------------  -------------
State:
  Current....................         192,000          178,000          203,000         69,000        176,000
  Deferred...................         (29,000)         (14,000)         (11,000)       (12,000)       (13,000)
                               ---------------  ---------------  ---------------  -------------  -------------
                                      163,000          164,000          192,000         57,000        163,000
                               ---------------  ---------------  ---------------  -------------  -------------
Provision for income taxes...   $   1,479,000    $   1,514,000    $   1,752,000    $   514,000    $ 1,493,000
                               ---------------  ---------------  ---------------  -------------  -------------
                               ---------------  ---------------  ---------------  -------------  -------------

    The provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                                                        TWENTY-SIX WEEK
                                               FISCAL YEAR ENDED                          PERIOD ENDED
                               -------------------------------------------------  ----------------------------
                                 JANUARY 28,      FEBRUARY 3,      FEBRUARY 1,      AUGUST 3,      AUGUST 2,
                                    1995             1996             1997            1996           1997
                               ---------------  ---------------  ---------------  -------------  -------------

                                                                                          (UNAUDITED)
Tax provision computed at the
  federal statutory rate
  (34%)......................   $   1,315,000    $   1,345,000    $   1,558,000    $   455,000    $ 1,327,000
Effect of state income taxes,
  net of benefits............         127,000          118,000          151,000         44,000        128,000
Other........................          37,000           51,000           43,000         15,000         38,000
                               ---------------  ---------------  ---------------  -------------  -------------
                                $   1,479,000    $   1,514,000    $   1,752,000    $   514,000    $ 1,493,000
                               ---------------  ---------------  ---------------  -------------  -------------
                               ---------------  ---------------  ---------------  -------------  -------------

    Temporary differences which create deferred tax assets are detailed below:

                                           FEBRUARY 3, 1996         FEBRUARY 1, 1997          AUGUST 2, 1997
                                        -----------------------  -----------------------  -----------------------
                                         CURRENT    NONCURRENT    CURRENT    NONCURRENT    CURRENT    NONCURRENT
                                        ----------  -----------  ----------  -----------  ----------  -----------

                                                                                                (UNAUDITED)
Depreciation..........................  $        0   $ 308,000   $        0   $ 321,000   $        0   $ 343,000
Inventory.............................     371,000           0      101,000           0      118,000           0
Accruals..............................     153,000           0      539,000           0      625,000           0
Other.................................      14,000           0      (14,000)          0      (24,000)          0
                                        ----------  -----------  ----------  -----------  ----------  -----------
Deferred tax asset, net...............  $  538,000   $ 308,000   $  626,000   $ 321,000   $  719,000   $ 343,000
                                        ----------  -----------  ----------  -----------  ----------  -----------
                                        ----------  -----------  ----------  -----------  ----------  -----------

    The Company has not recorded a valuation allowance for deferred tax assets as realization is considered more likely than not.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    The Company's fiscal year ended January 28, 1995 is currently under examination by the Internal Revenue Service. While the outcome of the audit is not determinable at this time, the Company does not expect the audit findings to have a material adverse impact on the financial position of the Company (unaudited).

8. STOCK OPTION AND STOCK PURCHASE PLANS

STOCK OPTION PLANS

    The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is generally equal to the fair value of the shares of common stock at the date of the option grant, no compensation cost is recognized.

    The Hibbett Sporting Goods, Inc. Employee Stock Option Plan, as amended (the "Original Option Plan") authorizes the granting of stock options for the purchase of up to 66,352 shares of common stock. Options granted vest over a three-year period for 25,369 shares and a five-year period for 40,983 shares and expire on the tenth anniversary of the date of grant.

    In fiscal 1997, the Company adopted the Hibbett Sporting Goods, Inc. 1996 Stock Option Plan, as amended (the "1996 Option Plan"). The 1996 Option Plan authorizes the granting of stock options for the purchase of up to 238,566 shares of common stock. Options granted vest over a five-year period and expire on the tenth anniversary of the date of grant. As of February 1, 1997, a total of 110,370 shares were reserved for future grants under the 1996 Option Plan, and options for 127,914 shares were outstanding at that date.

    On August 1, 1996, the Company granted options pursuant to the agreement discussed in Note 6 for 70,820 shares which became exercisable six months after October 17, 1996, the date of the Company's initial public offering.

    A summary of the status of the Company's stock options plans is as follows:

                                                                               FISCAL YEAR ENDED
                                                           ----------------------------------------------------------
                                                                 FEBRUARY 3, 1996              FEBRUARY 1, 1997
                                                           ----------------------------  ----------------------------
                                                                      WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                                            SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                                           ---------  -----------------  ---------  -----------------
Outstanding at beginning of year.........................          0      $    0.00         66,352      $    4.49
  Granted................................................     66,352           4.49        199,016          11.07
  Exercised..............................................          0           0.00              0           0.00
  Forfeited..............................................          0           0.00           (282)         13.12
                                                           ---------          -----      ---------         ------
Outstanding at end of year...............................     66,352      $    4.49        265,086      $    9.42
                                                           ---------          -----      ---------         ------
                                                           ---------          -----      ---------         ------
Exercisable at end of year...............................          0            N/A         16,652      $    3.96
                                                           ---------          -----      ---------         ------
                                                           ---------          -----      ---------         ------
Weighted average market value of
 options granted.........................................                 $    6.10                     $   14.99
                                                                              -----                        ------
                                                                              -----                        ------

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

8. STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at February 1, 1997:

                                              OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                          -----------------------------------------------------------  --------------------------------
                              NUMBER                                      WEIGHTED         NUMBER
                          OUTSTANDING AT            WEIGHTED               AVERAGE     EXERCISABLE AT      WEIGHTED
        RANGE OF            FEBRUARY 1,         AVERAGE REMAINING         EXERCISE       FEBRUARY 1,        AVERAGE
     EXERCISE PRICE            1997         CONTRACTUAL LIFE (YEARS)        PRICE           1997        EXERCISE PRICE
------------------------  ---------------  ---------------------------  -------------  ---------------  ---------------
$1.89 to $6.10..........       111,679                    9.0             $    5.14          16,652        $    3.96
$8.48 to $16.00.........       153,407                    5.4             $   12.53            None              N/A

    Compensation costs of $500,000 were accrued in fiscal 1997 related to the difference in the estimated market value of the stock and the nonqualified option exercise price, including the related market value of the stock and the nonqualified option exercise price, including the related tax benefit. As these options are exercised, the excess of the proceeds and accruals over the par value will be credited to paid-in capital.

    If the Company had recorded compensation costs in accordance with SFAS No. 123 under the fair value based method (using the Black-Scholes option pricing model), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                            FISCAL YEAR ENDED
                                                                  -------------------------------------
                                                                    1/28/95      2/3/96       2/1/97
                                                                  -----------  -----------  -----------
Net income--as reported.........................................   $   2,389    $   2,443    $   1,737
Net income--pro forma...........................................         N/A        2,420        1,510
Net income per share--as reported...............................         .37          .42          .37
Net income per share--pro forma.................................         N/A          .41          .32

    The weighted average assumptions for determining compensation costs under the fair value method included (i) a risk-free interest rate based on zero-coupon governmental issues on each grant date with the maturity equal to the expected term of the options (5.8% and 6.1% for fiscal 1996 and 1997, respectively), (ii) an expected forfeiture rate of 2.7%, (iii) an expected stock volatility of 45%, and (iv) no expected dividend yield. The weighted average fair value of options granted in fiscal 1996 and fiscal 1997 was $3.53 and $7.82, respectively.

OTHER PLANS

    On September 13, 1996, the Company adopted an Employee Stock Purchase Plan and Outside Director Stock Plan reserving 75,000 shares and 50,000 shares of the Company's Common Stock, respectively, for purchase by the employees and directors at 85% and 100% of the fair value of the Common Stock, respectively. On January 10, 1997, the Company granted 10,000 options under the Outside Director Stock Plan at an exercise price of $12.13 (market value at the date of grant) which vest immediately and expire on the earlier of the tenth anniversary of the grant or one year from the date on which the director is no longer eligible. The Employee Stock Purchase Plan became effective on April 1, 1997.

                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT

    On November 1, 1995, the Company entered into an employment agreement with an employee which provides for a three-year employment period at a base salary plus various incentives.

LEGAL

    The Company is a party to various legal proceedings incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect the financial position or results of operations of the Company.

10. SUBSEQUENT EVENTS (UNAUDITED)

STOCK OPTION GRANT

    On May 5, 1997, the Company granted 52,500 options under the 1996 Option Plan. The options become exercisable 20% at the end of the following five successive years and have an exercise price of $15.00 per share, the market value on the grant date.

SECONDARY OFFERING

    The Company is proceeding with the Offering of 200,000 shares of common stock at an assumed public offering price of $27.875 per share (the last reported sale price on September 30, 1997). The net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $4,796,000 will be used to fund future growth and for working capital and general corporate purposes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          8
Use of Proceeds.................................         12
Capitalization..................................         12
Dividend Policy.................................         12
Price Range of Common Stock.....................         13
Selected Consolidated Financial and Operating
  Data..........................................         14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         16
Business........................................         22
Management......................................         31
Principal and Selling Stockholders..............         38
Certain Transactions............................         41
Shares Eligible for Future Sale.................         43
Description of Capital Stock....................         44
Underwriting....................................         47
Legal Matters...................................         48
Experts.........................................         48
Additional Information..........................         48
Index to Consolidated Financial
  Statements....................................        F-1

                                1,133,197 SHARES

                                     [LOGO]
                                  COMMON STOCK

                                   ---------
                              P R O S P E C T U S
                                         , 1997

                                   ----------

                               SMITH BARNEY INC.
                    NATIONSBANC MONTGOMERY SECURITIES, INC.

                             THE ROBINSON-HUMPHREY
                                    COMPANY
                         BANCAMERICA ROBERTSON STEPHENS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee................................................  $  11,008
NASD Filing Fee.................................................      4,133
NASDAQ/National Market filing fee...............................
Transfer Agent's Fees...........................................
Printing and Engraving..........................................
Legal Fees......................................................
Accounting Fees.................................................
Blue Sky Fees...................................................
Miscellaneous...................................................
                                                                  ---------
    Total.......................................................  $
                                                                  ---------
                                                                  ---------

    Each of the amounts set forth above, other than the Registration Fee, NASD Filing Fee and NASDAQ/National Market filing fee, is an estimate.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Act permits the Registrant to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings "if [as to any officer, director or employee] he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his conduct was unlawful," provided that with respect to actions by, or in the right of the corporation against, such individuals, indemnification is not permitted as to any matter as to which such person "shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper." Individuals who are successful in the defense of such action are entitled to indemnification against expenses reasonably incurred in connection therewith.

    The By-Laws of the Registrant require the Registrant to indemnify directors and officers against liabilities which they may incur under the circumstances set forth in the preceding paragraph.

    The Registrant is in the process of obtaining standard policies of insurance under which coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

    The proposed form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since September 1, 1994, the Registrant has sold the following securities without registration under the Securities Act of 1933, as amended (the "Act"):

    1. Immediately prior to the Recapitalization, in consideration for his assistance in arranging the Recapitalization, the Company issued to Clyde B. Anderson 52,855 shares of Common Stock. Section 4(2) of the Act was relied upon for exemption from the registration requirements.

    2. On November 1, 1995, as part of the Recapitalization, The SK Equity Fund, L.P. purchased 2,855,484 shares of Common Stock for $17,418,455 in cash, and SK Investment Fund, L.P. purchased

31,237 shares of Common Stock for $190,545. Section 4(2) of the Act was relied upon for exemption from the registration requirements.

    3. Effective as of August 1, 1996 the Company granted to Clyde B. Anderson options to buy 70,820 shares of Common Stock at an exercise price of $8.48 per share. The options were exercisable beginning six months after the closing of the initial public offering and ending nine months after the closing of the initial public offering. Section 4(2) of the Act was relied upon for exemption from the registration requirements. In June 1997, Mr. Anderson exercised these options (partially on a cashless basis) and received 57,206 shares of Common Stock in exchange for $392,368 in cash and on a cashless basis for 13,614 shares of Common Stock and received 57,206 shares of Common Stock. Section 3(a)(9) of the Act was relied upon for exemption from the registration requirements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement:

 EXHIBIT
 NUMBER                                                 DESCRIPTION
---------  -----------------------------------------------------------------------------------------------------
        1++ Form of Underwriting Agreement
      3.1  Certificate of Incorporation of the Registrant filed as an exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference.
      3.2  Bylaws of the Registrant filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference.
      4.1** Form of Share Certificate
      5.1++ Opinion of Latham & Watkins
   10.1.1  Revolving Credit Facility dated as of October 31, 1996 between the Registrant, Hibbett Team Sales,
           Inc. and Amsouth Bank of Alabama filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference
   10.2.1* Stockholders Agreement dated as of November 1, 1995 among The SK Equity Fund, L.P., SK Investment
           Fund, L.P., the Registrant and certain stockholders of the Registrant named therein (the
           "Stockholders Agreement")
   10.2.2** Amendment No. 1 to the Stockholders Agreement dated as of June 28, 1996
   10.2.3  Amendment No. 2 to the Stockholders Agreement filed as an exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference.
     10.3* Advisory Agreement dated November 1, 1995 between the Registrant and Saunders, Karp & Co., L.P.
     10.4* Employment and Post-Employment Agreement dated as of November 1, 1995 between the Registrant and
           Michael J. Newsome
     10.5* Letter from the Registrant to Michael J. Newsome dated November 1, 1995 re: Incentive Compensation
           Arrangements
     10.6* Non-competition Agreement dated November 1, 1995 among Charles C. Anderson, Joel R. Anderson, Clyde
           B. Anderson, the Registrant, The SK Equity Fund, L.P. and SK Investment Fund, L.P.
     10.7** The Registrant's Stock Option Plan (as amended effective as of October 10, 1996)
     10.8** The Registrant's 1996 Amended and Restated Stock Option Plan ("1996 Plan")
     10.9** The Registrant's Employee Stock Purchase Plan
    10.10** The Registrant's Stock Plan for Outside Directors
  10.11.1* Lease Agreement dated as of February 12, 1996 between QRS 12-14 (AL), Inc. and Sports Wholesale, Inc.
           (the "Lease Agreement")
  10.11.2  Landlord's Waiver and Consent re: Lease Agreement dated February 12, 1996 by QRS 12-14 (AL), Inc.
           filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1
           (Registration No. 333-07023), filed with the Securities and Exchange Commission July 16, 1996, and
           incorporated herein by reference

 EXHIBIT
 NUMBER                                                 DESCRIPTION
---------  -----------------------------------------------------------------------------------------------------
    10.12** Letter from the Registrant to Clyde B. Anderson dated September 13, 1996 re: Consulting Agreement
      11+  Statement of Computation of Net Income Per Share
       21* List of Registrant's Subsidiaries
    23.1+  Consent of Arthur Andersen LLP
    23.2++ Consent of Latham & Watkins (included in Exhibit 5.1 to this Registration Statement)

------------------------

* Filed as an exhibit to the Company's Registration Statement on Form S-1, (Registration No. 333-07023) filed with the Securities and Exchange Commission June 27, 1996, and incorporated herein by reference.

** Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 333-07023) filed with the Securities and Exchange Commission September 16, 1996, and incorporated herein by reference.

+   Filed herewith.

++  To be filed by amendment.

    (b) Financial Statement Schedules.

          Report of Independent Public Accountants on Supplemental Schedule

          Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable as the information has been provided in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 30th day of September, 1997.

                                          HIBBETT SPORTING GOODS, INC.

                                          By /S/ MICHAEL J. NEWSOME
                                            ------------------------------------
                                            Michael J. Newsome
                                            President, Chief Operating Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Newsome and Susan H. Fitzgibbon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statements and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                         TITLE                            DATE
-----------------------------------------------------  ---------------------------------------  ----------------------

               /s/ MICHAEL J. NEWSOME                  Principal Executive Officer and            September 30, 1997
------------------------------------------               Director
                 Michael J. Newsome

               /s/ SUSAN H. FITZGIBBON                 Principal Financial Officer,               September 30, 1997
------------------------------------------               Controller and Principal Accounting
                 Susan H. Fitzgibbon                     Officer

                /s/ CLYDE B. ANDERSON                  Director                                   September 30, 1997
------------------------------------------
                  Clyde B. Anderson

             /s/ THOMAS A. SAUNDERS, III               Director                                   September 30, 1997
------------------------------------------
               Thomas A. Saunders, III

             /s/ F. BARRON FLETCHER, III               Director                                   September 30, 1997
------------------------------------------
               F. Barron Fletcher, III

                 /s/ JOHN F. MEGRUE                    Director                                   September 30, 1997
------------------------------------------
                   John F. Megrue

                  /s/ CARL KIRKLAND                    Director                                   September 30, 1997
------------------------------------------
                    Carl Kirkland

                 /s/ H. RAY COMPTON                    Director                                   September 30, 1997
------------------------------------------
                   H. Ray Compton

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ON SUPPLEMENTAL SCHEDULE

To Hibbett Sporting Goods, Inc.:

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of HIBBETT SPORTING GOODS, INC. (a Delaware corporation, formerly an Alabama corporation) AND SUBSIDIARIES, included in this registration statement and have issued our report dated March 18, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II included in Part II of the registration statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /S/ ARTHUR ANDERSEN LLP
--------------------------------------------------------------------------------
                                          ARTHUR ANDERSEN LLP

Birmingham, Alabama
March 18, 1997

                          HIBBETT SPORTING GOODS, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                                         TWENTY-SIX WEEK PERIOD
                                                            FISCAL YEAR ENDED                    ENDED
                                                  -------------------------------------  ----------------------
                                                  JANUARY 28,  FEBRUARY 3,  FEBRUARY 1,  AUGUST 3,   AUGUST 2,
                                                     1995         1996         1997         1996        1997
                                                  -----------  -----------  -----------  ----------  ----------

                                                                                              (UNAUDITED)
Balance of allowance for doubtful accounts at
  beginning of period...........................   $  19,000    $  61,000    $  86,000   $   86,000  $  134,000
Charged to costs and expenses...................      43,000       62,000       71,000       24,000      30,000
Write-offs net of recoveries....................      (1,000)     (37,000)     (23,000)      (5,000)    (16,000)
                                                  -----------  -----------  -----------  ----------  ----------
Balance of allowance for doubtful accounts at
  end of period.................................   $  61,000    $  86,000    $ 134,000   $  105,000  $  148,000
                                                  -----------  -----------  -----------  ----------  ----------
                                                  -----------  -----------  -----------  ----------  ----------

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
1++        Form of Underwriting Agreement
3.1        Certificate of Incorporation of the Registrant filed as an exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference
3.2        Bylaws of the Registrant filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference
4.1**      Form of Share Certificate
5.1++      Opinion of Latham & Watkins
10.1.1     Revolving Credit Facility dated as of October 31, 1996 between the Registrant, Hibbett Team Sales, Inc.
           and Amsouth Bank of Alabama filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference
10.2.1*    Stockholders Agreement dated as of November 1, 1995 among The SK Equity Fund, L.P., SK Investment Fund,
           L.P., the Registrant and certain stockholders of the Registrant named therein (the "Stockholders
           Agreement")
10.2.2**   Amendment No. 1 to the Stockholders Agreement dated as of June 28, 1996
10.2.3     Amendment No. 2 to the Stockholders Agreement filed as an exhibit to the Company's Annual Report on
           Form 10-K for the fiscal year ended February 1, 1997, and incorporated herein by reference
10.3*      Advisory Agreement dated November 1, 1995 between the Registrant and Saunders, Karp & Co., L.P.
10.4*      Employment and Post-Employment Agreement dated as of November 1, 1995 between the Registrant and
           Michael J. Newsome
10.5*      Letter from the Registrant to Michael J. Newsome dated November 1, 1995 re: Incentive Compensation
           Arrangements
10.6*      Non-competition Agreement dated November 1, 1995 among Charles C. Anderson, Joel R. Anderson, Clyde B.
           Anderson, the Registrant, The SK Equity Fund, L.P. and SK Investment Fund, L.P.
10.7**     The Registrant's Stock Option Plan (as amended effective as of October 10, 1996)
10.8**     The Registrant's 1996 Amended and Restated Stock Option Plan ("1996 Plan")
10.9**     The Registrant's Employee Stock Purchase Plan
10.10**    The Registrant's Stock Plan for Outside Directors
10.11.1*   Lease Agreement dated as of February 12, 1996 between QRS 12-14 (AL), Inc. and Sports Wholesale, Inc.
           (the "Lease Agreement")
10.11.2    Landlord's Waiver and Consent re: Lease Agreement dated February 12, 1996 by QRS 12-14 (AL), Inc. filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (Registration No.
           333-07023), filed with the Securities and Exchange Commission July 16, 1996, and incorporated herein by reference
10.12**    Letter from the Registrant to Clyde B. Anderson dated September 13, 1996 re: Consulting Agreement
11+        Statement of Computation of Net Income Per Share
21*        List of Registrant's Subsidiaries
23.1+      Consent of Arthur Andersen LLP
23.2++     Consent of Latham & Watkins (included in Exhibit 5.1 to this Registration Statement)

------------------------
* Filed as an exhibit to the Company's Registration Statement on Form S-1, (Registration No. 333-07023) filed with the Securities and Exchange Commission June 27, 1996, and incorporated herein by reference.

** Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 333-07023) filed with the Securities and Exchange Commission September 16, 1996, and incorporated herein by reference.

+   Filed herewith.

++  To be filed by amendment.